UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )
Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
COVANTA HOLDING CORPORATION

(Name of Registrant as Specified In Its Charter)
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

COVANTA HOLDING CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 3, 2018
To our Stockholders:
We are notifying you that our 2018 Annual Meeting of Stockholders, referred to as the "Annual Meeting," will be held on May 3, 2018, at Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960, at 11:00 a.m. local time. At the meeting we will ask you to:
1.  elect eleven directors to our Board of Directors, each for a term of one year;
2.  ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2018 fiscal year;
3. conduct an advisory vote to approve the compensation of our named executive officers as disclosed in the proxy statement; and

4.	consider such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
As permitted by the Securities and Exchange Commission, Covanta is providing stockholders with access to our proxy materials via the Internet rather than in paper form. Accordingly, on or about March 23, 2018, we mailed to stockholders a Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice”, containing instructions on how to access the proxy materials over the Internet. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and our 2017 Annual Report on Form 10-K. The Notice also instructs you on how you may submit your proxy to vote by mail, by telephone or via the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.
Our Board of Directors has fixed the close of business on March 12, 2018 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement of the Annual Meeting. A complete list of these stockholders will be available at our principal executive offices prior to the Annual Meeting.
All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the meeting, please follow the instructions on the proxy card for voting via the Internet, by telephone or by mail as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy form issued in your name from the institution that is the record holder and bring the proxy form to the Annual Meeting.

By Order of the Board of Directors
COVANTA HOLDING CORPORATION
Timothy J. Simpson
Secretary
Morristown, New Jersey
March 23, 2018

COVANTA HOLDING CORPORATION
445 South Street
Morristown, New Jersey 07960
PROXY STATEMENT
The enclosed proxy is solicited by the Board of Directors of Covanta Holding Corporation for use at the Covanta Holding Corporation 2018 Annual Meeting of Stockholders, referred to as the "Annual Meeting," to be held on May 3, 2018, at 11:00 a.m. local time, or any adjournment or postponement of the Annual Meeting, for the purposes described in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960. These proxy materials were made available via the Internet on or about March 23, 2018 to all stockholders entitled to vote at the Annual Meeting. The proxy materials consist of this proxy statement, a proxy card and our 2017 Annual Report on Form 10-K. Throughout this proxy statement when the terms “Covanta,” the “Company,” “we,” “our,” “ours” or “us” are used, they refer to Covanta Holding Corporation and we sometimes refer to our Board of Directors as the “Board.” Our subsidiary, Covanta Energy, LLC, is often referred to in this proxy statement as “Covanta Energy.”
What is the purpose of the Annual Meeting?
At the Annual Meeting, you will be asked to act upon the matters outlined in the accompanying Notice of Annual Meeting of Stockholders, including:

•	election of eleven directors to our Board of Directors, each for a term of one year (see page 14);

•	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2018 fiscal year (see page 19); and

•	an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement (see page 20).
In addition, management will report on our performance and respond to questions from stockholders.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials in the mail?
In accordance with rules adopted by the Securities and Exchange Commission, referred to in this proxy statement as the “SEC,” we may furnish proxy materials, including this proxy statement and our 2017 Annual Report on Form 10-K, to our stockholders by providing access to those documents on the Internet instead of mailing printed copies. A Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice,” was mailed to stockholders on or about March 23, 2018, and it will instruct you on how to access and review all of our proxy materials for the Annual Meeting on the Internet. The Notice also instructs you on how you may submit your proxy via the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.
How do I get electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting via the Internet; and

•	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you, and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing an Internet link to those materials and an Internet link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock at the close of business on the record date of March 12, 2018 are entitled to vote their shares at the Annual Meeting. On that date, there were 130,992,568 shares of our common stock outstanding and entitled to vote.
How many votes do I have?
You will have one vote for each outstanding share of our common stock that you owned on March 12, 2018 (the record date), as each outstanding share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

How many votes must be present to hold the Annual Meeting?
The presence, in person or by proxy, of stockholders entitled to cast a majority of all of the votes entitled to be cast at the Annual Meeting, including shares represented by proxies that reflect abstentions, constitutes a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for the purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that record holder does not have discretionary voting power for that particular proposal and has not received voting instructions from the beneficial owner. If there is not a quorum at the Annual Meeting, the stockholders entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will only have the power to adjourn the Annual Meeting until there is a quorum. The Annual Meeting may be reconvened without additional notice to the stockholders within 30 days after the date of the prior adjournment if we announce the reconvened meeting at the prior adjournment. A quorum must be present at such reconvened meeting.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the “stockholder of record” or “record owner” of those shares. As a record owner, the Notice of Internet Availability of Proxy Materials has been sent directly to you. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. As a beneficial owner, the Notice has been sent to the holder of record of your shares. If you wish to attend the Annual Meeting and vote shares of our common stock held through a broker, bank or other nominee, you will need to obtain a proxy form issued in your name to bring to the meeting from the institution that holds your shares and follow the voting instructions on that form.
How do I vote my shares at the Annual Meeting?
You may vote either in person at the Annual Meeting or by proxy. If you vote by proxy, you may still attend the Annual Meeting in person.
If you wish to vote in person at the Annual Meeting, please attend the meeting and you will be instructed there as to the balloting procedures. Please bring personal photo identification with you to the meeting. If you are a beneficial owner of shares, you must obtain a proxy form issued in your name from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting in person.
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy via the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy via the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail by following the voting instruction card provided to you by your broker, bank or other nominee. If you do this, your shares of common stock represented by the proxy will be voted by the proxy holders in accordance with your instructions. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern time on May 2, 2018. Stephen J. Jones and Timothy J. Simpson are the proxy holders. If you are a beneficial owner of shares, you will need to obtain a proxy form issued in your name from the institution that holds your shares and follow the voting instructions on the proxy form.
If you do not intend to vote in person at the Annual Meeting, please remember to submit your proxy to us prior to the Annual Meeting to ensure that your vote is counted.
Can I revoke my proxy or change my vote after I have voted?
Even after you have submitted your proxy, you may revoke your proxy or change your vote. If you are the record owner of the shares, you can revoke your proxy by doing one of the following before your proxy is exercised at the Annual Meeting:

(1)	deliver a written notice of revocation to our Secretary at Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960; or

(2)	submit a properly executed proxy bearing a later date; or

(3)	attend the Annual Meeting and cast your vote in person.
To revoke a proxy previously submitted via the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote revoked. If you are the beneficial owner of shares and have submitted your proxy to the institution that holds your shares, you will need to contact that institution and follow its instructions for revoking a proxy.
Attendance at the Annual Meeting will not cause your previously submitted proxy to be revoked unless you cast a vote at the Annual Meeting.

What if I do not vote for some of the matters listed on the proxy?
If you properly execute, date and return a proxy to us without indicating your vote, in accordance with the Board’s recommendation, your shares will be voted by the proxy holders as follows:

•	"FOR" election of the eleven nominees for director;

•	"FOR" ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2018 fiscal year; and

•	"FOR" an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement.
In addition, if other matters are properly presented for voting at the Annual Meeting, or at any adjournment or postponement thereof, your proxy grants Messrs. Jones and/or Simpson the discretion to vote your shares on such matters. If, for any unforeseen reason, any of the director nominees described in this proxy statement are not available as a candidate for director, then Messrs. Jones and/or Simpson will vote the stockholder proxies for such other candidate or candidates as the Board may nominate.
How many votes are required to elect directors and to adopt the other proposals?
In the election for directors, the eleven nominees receiving the highest number of “FOR” votes cast in person or by proxy will be elected. A “WITHHOLD” vote for a nominee is the equivalent of abstaining. Abstentions and broker non-votes are not counted as votes cast for the purposes of, and therefore will have no impact as to, the election of directors. Although the director nominees with the highest number of “FOR” votes cast will be elected at the Annual Meeting, our Corporate Governance Guidelines contain a Majority Voting Policy which requires any nominee for director in an uncontested election to tender his or her resignation to the Board if that nominee receives a greater number of “WITHHOLD” votes than “FOR” votes in any election. The Board's Nominating and Governance Committee will consider the resignation offer and recommend to the Board the action to be taken with respect to the tendered resignation. The Board will act upon the Nominating and Governance Committee's recommendation no later than 90 days following certification of the stockholder vote. A complete copy of our Corporate Governance Guidelines is posted on our website at www.covanta.com.
All proposals, other than the election of directors, require the affirmative “FOR” vote of a majority of those shares present and entitled to vote to pass. An abstention as to any matter, when passage requires the vote of a majority of the votes entitled to be cast at the Annual Meeting, will have the effect of a vote “AGAINST.” Broker non-votes will not be considered, and will not be counted for any purpose in determining whether a matter has been approved.
Brokers, banks or other nominees have discretionary authority to vote shares without instructions from beneficial owners only on matters considered “routine” by the New York Stock Exchange, such as the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm addressed by Proposal No. 2 in this proxy statement; therefore, your shares may be voted on Proposal No. 2 if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. On non-routine matters, such as Proposals No. 1 and 3, brokers, banks or other nominees do not have discretion to vote shares without instructions from beneficial owners and thus are not entitled to vote on such proposals in the absence of such specific instructions, resulting in a broker non-vote for those shares.
Representatives of American Stock Transfer & Trust Company, our transfer agent, will tabulate the votes and act as the inspector of election at the Annual Meeting.
Can my shares be voted if I do not return my proxy and do not attend the Annual Meeting?
If you do not vote your shares and you are the beneficial owner of the shares, your broker can vote your shares on matters that the New York Stock Exchange has ruled are routine.
If you do not vote your shares and you are the record owner of the shares, your shares will not be voted.
Who pays the cost of solicitation of proxies for the Annual Meeting?
We will pay the cost of solicitation of proxies. We have engaged Laurel Hill Advisory Group, LLC to assist in soliciting proxies on our behalf. Laurel Hill Advisory Group, LLC may solicit proxies personally, electronically or by telephone. We have agreed to pay Laurel Hill Advisory Group, LLC a fee of $20,000 for its services. We have also agreed to reimburse Laurel Hill Advisory Group, LLC for its reasonable out-of-pocket expenses and to indemnify Laurel Hill Advisory Group, LLC and its employees against certain liabilities arising from or in connection with the engagement. Our directors, officers and employees may also solicit proxies personally, electronically or by telephone without additional compensation for such proxy solicitation activity. Brokers and other nominees who held our common stock on the record date will be asked to contact the beneficial owners of the shares that they hold to send proxy materials to and obtain proxies from such beneficial owners. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this proxy statement to our stockholders.

BOARD STRUCTURE AND COMPOSITION
The Board is currently comprised of eleven directors. During 2017, the Board held four meetings and took action by unanimous written consent one time. Each director attended at least 75% of all meetings of the Board and those Board committees on which he or she served during 2017. We expect our Board members to attend the Annual Meeting of Stockholders. In May 2017, all of the directors attended our Annual Meeting of Stockholders. The Board has adopted a Board Charter and Corporate Governance Guidelines that, among other matters, describe the responsibilities and certain qualifications of our directors. Our Board Charter and Corporate Governance Guidelines are available on our website at www.covanta.com. Copies may also be obtained by writing to our Vice President of Investor Relations at our principal executive offices.
Committees of the Board
In 2017, the Board had five standing committees that operate under written charters approved by the full Board: Audit; Compensation; Nominating and Governance; Finance; and Supply Chain and Public Policy. In accordance with applicable SEC rules and regulations and New York Stock Exchange listing standards, all of the directors who serve on the Audit, Compensation or Nominating and Governance Committees have been determined by the Board, in its business judgment, to be “independent” from the Company and its management. The charters of all the committees can be viewed on the Company website at www.covanta.com and may be obtained in print by writing to our Vice President of Investor Relations at our principal executive offices. The chart below identifies directors who were members of each committee at the end of 2017, the number of meetings held by each committee during the year and the chairs of each committee:

Name	Audit	Compensation	Nominating and Governance	Finance	Supply Chain and Public Policy
Sam Zell (Chair)
David M. Barse	X, FE			C
Ronald J. Broglio					X
Peter C.B. Bynoe		X	X
Linda J. Fisher		X			X
Joseph M. Holsten				X	C
Stephen J. Jones
Danielle Pletka			X		X
Michael W. Ranger	C, FE			X
Robert S. Silberman *			C
Jean Smith	X, FE	C
2017 Meetings	8	5	4	4	4
2017 Actions by Unanimous Written Consent		1
C = Chair
FE = Financial Expert
X = Member
* = Lead Director
Audit Committee.     Each of the members of the Audit Committee qualifies as an independent director under applicable SEC rules and regulations and under applicable New York Stock Exchange listing standards. The Board has determined that each of the members of the Audit Committee qualifies as well as an audit committee “financial expert” under applicable SEC rules and regulations.
Under its charter, the functions of the Audit Committee include assisting the Board in its oversight of the quality and integrity of our financial statements and accounting processes, compliance with legal and regulatory requirements, assessing and reviewing the qualifications, independence and performance of our independent registered public accounting firm and overseeing our internal audit function. The Audit Committee has the sole authority to select, evaluate, appoint or replace the independent registered public accounting firm and to approve all audit engagement fees and terms. The Audit Committee must pre-approve all permitted non-auditing services to be provided by the independent auditors; discuss with management and the independent auditors our financial statements and any disclosures and SEC filings relating thereto; recommend for stockholder approval the ratification of our independent registered public accounting firm; review the integrity of our financial reporting process; establish policies for the hiring of employees or former employees of the independent registered public accounting firm; and investigate any matters pertaining to the integrity of management.
Compensation Committee.    Each of the members of the Compensation Committee qualifies as an independent director under applicable New York Stock Exchange listing standards and is considered to be a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this proxy statement. All of the current members of the Compensation Committee are “outside directors” under section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Tax Code” in this proxy statement.
Under its charter, the Compensation Committee, among other things, has the following authority:

(1)
to review and approve the Company’s goals relating to the chief executive officer’s compensation, evaluate the chief executive officer’s performance under those goals and set the chief executive officer’s compensation;

(2)	to evaluate, review and approve the compensation structure and process for our other officers and the officers of our subsidiaries;

(3)	to evaluate, review and recommend to our Board any changes to, or additional, stock-based and other incentive compensation plans;

(4)	to engage independent advisors to assist the members of the Compensation Committee in carrying out their duties; and

(5)	to recommend inclusion of the Compensation Discussion and Analysis in this proxy statement and our Annual Report on Form 10-K.
In addition, on an annual basis, the Compensation Committee conducts an in-depth, broad scope and detailed review of succession planning efforts at multiple levels of our management team.
Nominating and Governance Committee.    Each of the members of the Nominating and Governance Committee qualifies as an independent director under applicable SEC rules and regulations and under applicable New York Stock Exchange listing standards. Under its charter, the Nominating and Governance committee assists the Board in identifying and evaluating qualified candidates to serve on the Board, recommends director nominees for the Annual Meeting of Stockholders, identifies individuals to fill vacancies on the Board, recommends Corporate Governance Guidelines to the Board, leads the Board in its annual self-evaluations and recommends nominees to serve on each committee of the Board. The Nominating and Governance Committee, among other things, has the authority to retain and terminate any search firm used to identify director candidates and review and reassess the adequacy of our corporate governance procedures.
In identifying candidates for positions on the Board, the Nominating and Governance Committee generally relies on suggestions and recommendations from members of the Board, management and stockholders. In 2017, we did not use any search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates.
The Nominating and Governance Committee does not set specific minimum qualifications for director positions. Instead, the Nominating and Governance Committee believes that nominations for election or re-election to the Board should be based on a particular candidate's merits and our needs after taking into account the current composition of the Board. When evaluating candidates annually for nomination for election, the Nominating and Governance Committee considers an individual's skills, diversity, independence from us, experience in areas that address the needs of the Board and ability to devote adequate time to Board duties. The Nominating and Governance Committee does not specifically define diversity, but values diversity of experience, perspective, education, race, gender and national origin as part of its overall annual evaluation of director nominees for election or re-election. Whenever a new seat or a vacated seat on the Board is being filled, candidates that appear to best fit the needs of the Board and the Company are identified, interviewed and evaluated by the Nominating and Governance Committee. Candidates selected by the Nominating and Governance Committee are then recommended to the full Board. The selection of Danielle Pletka and Michael Ranger in 2016 are examples of these policies.
The Nominating and Governance Committee will consider candidates recommended by stockholders if such recommendations are provided to the Secretary of the Company in writing within the time periods set forth in our applicable proxy statement, accompanied by the relevant biographical and other information required by Section 2.7 of our Amended and Restated Bylaws and are submitted in accordance with our organizational documents, New York Stock Exchange requirements and SEC rules and regulations, each as in effect from time to time. Candidates recommended by stockholders will be evaluated in the same manner as other candidates. Under our Amended and Restated Bylaws, any holder of 20% or more of our outstanding voting securities has the right, but not the obligation, to nominate one qualified candidate for election as a director. Provided that such stockholder adequately notifies us of a nominee within the time periods set forth in our applicable proxy statement, that individual will be included in our proxy statement as a nominee.
The Nominating and Governance Committee, in conjunction with the Compensation Committee as it may relate to equity compensation, also reviews non-employee director compensation on behalf of the Board.

Finance Committee.    Under its charter, the Finance Committee is responsible for assisting the Board in its oversight of our consideration of capital allocation, new financial commitments, acquisitions, investments, and other transactions that are either material to our financial condition or prospects, or are otherwise not contemplated by our annual budget or business/financial plan. The Finance Committee reviews and recommends our annual budget to the Board and is also responsible for establishing policies with respect to the issuance of dividends on our common stock, establishing guidelines for approvals for proposed transactions and spending authorization by our senior executives.
Supply Chain and Public Policy Committee. Under its charter, the Supply Chain and Public Policy Committee is responsible for assisting the Board in fulfilling its oversight responsibilities for matters relating to our supply chain activities, taking into account the regulatory and public policy framework affecting us. The Supply Chain and Public Policy Committee's responsibilities include oversight of employee safety and health programs, policies and performance; environmental compliance programs and performance; sustainability initiatives, performance, and reporting; matters affecting our supply chain and strategic sourcing activities; technical matters and developments affecting operations, maintenance, construction and engineering; matters relating to continuous improvement activities across our business; the evaluation and implications of trends in technical developments that may have competitive implications for us; matters of public policy affecting us domestically and internationally; matters affecting our government affairs and public policy activities; and corporate contributions to political activities, as well as any political action committees associated with the Company.
BOARD GOVERNANCE POLICIES AND PRACTICES
Director Independence
The Corporate Governance Guidelines require that a majority of the Board qualify as independent within the meaning of the independence standards of the New York Stock Exchange. The applicable standards of independence for the Board are attached to our Corporate Governance Guidelines, and are referred to as the “Independence Standards.” These Independence Standards contain categorical standards that are currently used to provide assistance in the review by the Board of all facts and circumstances in making determinations of director independence required by New York Stock Exchange listing standards.
During the Board's annual review of director independence, the Board considered transactions and relationships between each director or any member of his or her immediate family and us and our subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors, their organizational affiliations or any member of their immediate family, on the one hand, and us and our executive management, on the other hand. As provided in the Independence Standards, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.
As a result of this review, the Board affirmatively determined that the following directors nominated for re-election are independent of us and our management under the criteria set forth in the Independence Standards: David M. Barse, Ronald J. Broglio, Peter C.B. Bynoe, Linda J. Fisher, Joseph M. Holsten, Danielle Pletka, Michael W. Ranger, Robert S. Silberman, Jean Smith and Samuel Zell, and that none of these directors had relationships with us except those that the Board has determined to be immaterial as set forth in the Independence Standards. In making these determinations, the Board considered that, in the ordinary course of business, transactions may occur between us and our subsidiaries and companies at which one or more of our directors are or have been officers. In each case, the amounts paid to these companies in each of the last three years did not exceed the applicable thresholds set forth in the Independence Standards or the nature of the relationships with these companies did not otherwise affect the independent judgment of any of such directors. The Board also considered charitable contributions to not-for-profit organizations of which directors or their immediate family members are affiliated, none of which exceeded the applicable thresholds set forth in the Independence Standards. Set forth below is the analysis that the Board engaged in with respect to independence determinations for Messrs. Zell, Barse, Bynoe and Silberman. None of the other independent directors had relationships with us.
Mr. Zell is currently the non-executive Chairman of the Board of the Company. Mr. Zell is currently the Chairman of the Equity Group Investments division of Chai Trust Company, LLC, referred to as “EGI Division,” and an officer of SZ Investments L.L.C., referred to as “SZ Investments,” and EGI-Fund (05-07) Investors, L.L.C., referred to as “EGI-Fund (05-07),” a group of affiliated companies. SZ Investments and EGI-Fund (05-07) are, collectively, the holders of approximately 9.9% of our common stock as of March 12, 2018, as described under “Equity Ownership of Certain Beneficial Owners.” In reviewing the independence of Mr. Zell, the Board noted that although Mr. Zell was our President and Chief Executive Officer from July 2002 until April 2004, such prior service as our executive officer occurred more than ten years ago (well beyond any applicable look back period) and since that time, Mr. Zell's involvement with the Company has been solely in his capacity as a director and the nature and size of the business of the Company has been transformed. Thus, in his current role as non-executive Chairman of the Board, Mr. Zell does not oversee any of his former reports nor has his prior position affected his rigorous independent and objective oversight of management or promotion of management's accountability to the Company's stockholders. Mr. Zell, who was paid at a rate of $600,000 ($150,000 in cash and $450,000 in shares of restricted stock) in 2017 for serving as the non-executive Chairman of the Board, was not among the five most highly paid individuals at the Company in 2017, nor will he be so in 2018. The Board noted

Mr. Zell's substantial reported net worth, such that the compensation received from the Company for serving as the non-executive Chairman of the Board has not and does not appear to hinder Mr. Zell's independence from management or impair his rigorous independent judgment. As discussed in more detail below, the Board also noted that certain directors, including Mr. Zell, have direct and indirect relationships with entities with other directors of the Company, including Mr. Bynoe and Mr. Silberman; however, the Board determined that these direct and indirect relationships do not interfere with any of the directors’ exercise of independent oversight of the Company’s management. Mr. Zell's roles at EGI Division, SZ Investments, and EGI-Fund (05-07) neither imply a conflict of interest nor appear to interfere with Mr. Zell's independent judgment, and his influence and active involvement as a member of the Company's Board of Directors on strategy and the direction of the Company's business has been aligned with the interests of the Company's stockholders. Finally, the Board noted the absence of any payments made by us to EGI Division, SZ Investments, EGI-Fund (05-07) or their affiliates within the past three years (not including any dividends paid on shares of our common stock payable to all stockholders). After considering all relevant factors, the Board determined that these relationships do not interfere with Mr. Zell's independent judgment as a director. Therefore, the Board concluded that Mr. Zell qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.
Mr. Bynoe is a Managing Director at EGI Division and a director of Real Industry, Inc., referred to as "Real Industry". Real Industry is a publicly-held company in which entities affiliated with Chai Trust own less than 10% of the outstanding equity. There is no direct or indirect business relationship between the Company and Real Industry. Mr. Bynoe served as the Chief Executive Officer of Rewards Network, Inc. until October 2014. Mr. Zell previously served as Chairman of the Board of Rewards Network Inc. prior to 2007 and EGI Division and other affiliates of Chai Trust controlled substantially all of the outstanding voting interests of Rewards Network Inc. prior to the sale of such interests in October 2017. However, the Board considered these relationships and determined that they do not interfere with Mr. Bynoe’s, or Mr. Zell’s independent and objective oversight of the Company’s management and their independent judgment as directors. Also, the Board noted the absence of any amounts paid by us to Rewards Network Inc., Real Industry or their affiliates within the past three years.
The Board concluded that none of these relationships interfered or affected Mr. Bynoe’s rigorous independent and objective oversight of the Company’s management or promotion of management’s accountability to the Company’s stockholders or with his exercise of independent judgment as a director, and therefore that Mr. Bynoe qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.
Mr. Silberman is the Executive Chairman of the Board of Directors of Strayer Education, Inc. Mr. Silberman is also a Managing Director of EGI Division. As noted above, EGI Division is affiliated with SZ Investments and EGI-Fund (05-07), holders of approximately 9.9% of our common stock as of March 12, 2018, as described under “Equity Ownership of Certain Beneficial Owners.” Mr. Silberman is also a director of Par Pacific Holdings, Inc., referred to as "Par Pacific", a publicly-held energy and infrastructure company in which entities affiliated with Chai Trust own approximately 30.6% of the outstanding equity. As discussed in more detail above, the Board also noted that certain directors, including Mr. Zell and Mr. Bynoe have direct and indirect relationships with entities with other directors of the Company; however, the Board determined that these direct and indirect relationships do not interfere with any of the directors’ exercise of independent oversight of the Company’s management. The Board reviewed the independence of Mr. Silberman. In particular, the Board noted the absence of any payments made by us to EGI Division, SZ Investments, EGI-Fund (05-07) or their affiliates within the past three years (not including any dividends paid on shares of our common stock payable to all stockholders) or to Par Pacific, Mr. Silberman’s limited role in EGI Division and his continuing employment as Executive Chairman of Strayer Education. The Board determined that these relationships do not interfere with Mr. Silberman's rigorous independent and objective oversight of the Company’s management or promotion of management’s accountability to the Company’s stockholders or with his exercise of independent judgment as a director. Therefore, the Board concluded that Mr. Silberman qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.
One other factor that the Board took into consideration is the overlapping relationship among three of the director nominees including Mr. Zell. As described above, Mr. Zell is Chairman of EGI Division and an officer of SZ Investments and EGI-Fund (05-07). Messrs. Bynoe and Silberman are both Managing Directors of EGI Division. Mr. Silberman is a director of Par Pacific and Mr. Bynoe is a director of Real Industry. However, the fact of these direct and indirect relationships among three of the directors of the Company does not by itself impair the independence of any of the Company’s directors. The focus of the analysis under the New York Stock Exchange listing standards is whether the directors are independent from the Company’s management, and whether the relationships discussed above actually interfere with the exercise of independent judgment regarding the Company by Messrs. Zell, Bynoe and Silberman. The Board is aware of no evidence to suggest that the affiliations described above have affected the rigorous independent and objective oversight of the Company’s management or promotion of management’s accountability to the Company’s stockholders by Messrs. Zell, Bynoe or Silberman.
Mr. Barse was our President and Chief Operating Officer from July 1996 until July 2002. The Board noted that such prior service as our executive officer occurred more than 15 years ago, well beyond any applicable look back period, and does not interfere with his exercise of independent judgment as a director. Further, the Board noted the absence of any amounts paid by us to Third Avenue Management (Mr. Barse's prior employer) and its affiliates within the past three years (not including any dividends paid on shares of our common stock payable to all stockholders). Therefore, the Board concluded that Mr. Barse qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.
Board Oversight of Risk Management
The Board and its committees play a significant role in the oversight of Company-wide risk management. As part of our enterprise risk management protocol, senior management discusses and identifies major areas of risk on an ongoing basis. Management annually reviews with the Board risks to the enterprise and our efforts to address them. In addition, presentations are made in the ordinary course at scheduled Board meetings regarding market trends, competition and the various other risks that face the Company. On an ongoing basis, the various committees of the Board address risk in the areas germane to their scope. For example:

•	The Nominating and Governance Committee evaluates Board effectiveness, succession planning, enterprise risk management and general corporate best practices;

•
Operational risk management is overseen by the full Board and the Finance Committee with respect to the Company’s key initiatives affecting its operations base business performance and by the Compensation Committee with respect to attracting, retaining and motivating talented employees and by tying compensation awards to actual performance;

•
The Supply Chain and Public Policy Committee oversees policy and regulatory risk, as well as risks in the areas of safety and environmental compliance, through an ongoing dialog with management, it also plays a role in operational risk management, and oversees risk associated with managing existing technologies and developing new technologies to enhance and protect our competitive advantage;

•	The Finance and Audit Committees play key roles in the oversight of financial and market risk, currency risk, balance sheet risk and capital allocation, liquidity and tax risk; and

•	Overall ethics, policy and compliance risk and cybersecurity risk is also overseen by the Audit Committee and the Nominating and Governance Committee.
 The Compensation Committee also is aware of the levels of risk attendant to capital allocation and expansion projects, which is taken into account when determining the value of individual contributions to the achievement of strategic objectives by our named executive officers. On a structural level, all material transactions, as well as transactions not deemed material to us, that involve capital allocations above specified levels are reviewed and approved by our Finance Committee, which as part of its analysis of transactions examines the potential risk and reward of our investments in business acquisitions and expansion projects. To the extent necessary, members of the Finance Committee discuss with the Compensation Committee the analysis and rationale for investment decisions.
In order to assure that excessive leverage and risk-taking is not undertaken in seeking to achieve growth objectives, a material portion of compensation payable to our named executive officers is paid in equity that vests over time, and will only vest after performance above threshold levels is demonstrated over a sustained period of at least three years after the grant of such awards.  We believe that the combination of time vesting over three years and long-term performance vesting, together with executive stock ownership guidelines, act as additional incentives and precautions to control against excessive risk-taking in the investment decisions by management, and to maintain focus on long-term value creation. The Compensation Committee determined that there were no elements of the Company’s compensation programs that would be reasonably likely to have a material adverse impact on the Company.
Board Oversight of Sustainability Strategies
We are a world leader in providing municipalities and corporate customers with sustainable waste and energy solutions. Our core business - operation and ownership of “energy-from-waste” or “EfW” facilities - helps communities and businesses around the world convert millions of tons of waste otherwise destined for landfills into clean, renewable energy. By avoiding the greenhouse gas emissions associated with landfills, these facilities reduce greenhouse gases introduced into the environment, conserve land and complement recycling efforts. In addition to our core business, we offer a variety of sustainable waste management solutions, including wastewater treatment and recycling, depackaging, and consulting under our Covanta Environmental Solutions brand.
Our Board and management remain committed to transparency in our own sustainability goals and to offering services that our customers require. In this light, we regularly publish data and details regarding our sustainability performance, highlighted by the recent publication of our fourth corporate sustainability report. Indeed, the theme expressed in our logo of “Protecting Tomorrow” reflects our commitment and the importance to our business of sustainability in all its forms.
Our Supply Chain and Public Policy Committee reviews all facets of our commitment to sustainability through our ongoing initiatives in (i) safety and health, (ii) environment, (iii) materials management, (iv) workforce engagement, and (v) community relations.

Safety and Health
First and foremost, the safety and health of our workforce is a paramount concern. Simply put: safety comes first and enables everything that we do. We are committed to achieving world class safety and health performance through disciplined continuous improvement, safety leadership at all levels, full employee engagement starting from the tone at the top and an integrated, interdependent safety culture.
Environment
As part of our commitment to responsible environmental stewardship, we aim for 100% compliance with all legal requirements relating to our operations, including standards relating to air, water, and waste. If our compliance efforts are successful, our plants run well and our environmental “footprint” leaves a net reduction of greenhouse gas emissions. In addition, we engineer and operate our facilities to run as efficiently as possible, including the minimization of energy, water and raw material use, and wastewater discharge.
Material Management
At Covanta, our mission is to provide sustainable waste and energy solutions to ensure that “no waste is wasted.” In addition to functioning as a renewable energy resource by recovering energy from waste, our material management efforts are highlighted by the following initiatives:

•	supporting our customers in achieving zero waste to landfills goals, and increasing wastes avoided, recycled or reused;

•	capturing the energy “embedded” in the manufacturing of a product or raw material from solid waste remaining after reuse of recycling to generate clean renewable electricity and /or steam for export;

•	expanding our offering in sustainable waste management solutions;

•
recovering materials through expanded recycling and metals recovery efforts, including through the development of new systems to extract metals and other materials from our ash residues for recycling and reuse; and

•	continuous improvement to further advance our ongoing efforts to reduce operating and processing waste and uncover additional revenue opportunities.
Workforce Engagement
We believe an engaged workforce is integral to our success and promotion of our sustainability efforts. As such, we endeavor to create a diverse, inclusive and respectful environment for our workforce through programs aimed at workforce retention, development and advancement.
Community Relations
Across the country, we are actively and continuously engaged with local communities as well as organizations operating on regional, national and international levels. We and our employees engage with the communities in which we operate in targeted ways designed to reflect the needs of each community and our goals of responsible corporate citizenship. In addition, we design or participate in programs with regional or national scope, including programs with the Trash Free Seas Alliance of the Ocean Conservancy and other organizations. Examples of these programs include:

•
Rx4Safety - Launched in 2010 and designed to provide a disposal option to help combat improper use and disposal of pharmaceuticals, Rx4Safety has provided for the safe disposal and destruction of over 5 million pounds of medications, with one million pounds destroyed in 2017 alone;

•
Fishing for Energy - A national program that provides commercial fishermen with cost-free opportunities to dispose of derelict and retired fishing gear while offering grant support for direct assessment, prevention and removal efforts, with more than 3.3 million pounds collected to date for recycling and energy recovery;

•
Mercury Collection - Through mercury awareness and collection programs, we help educate the public about the proper handling and disposal of mercury-containing goods, with more than 3,300 pounds of mercury collected and recycled to date; and

•
Go Green Initiative - We provide financial support to this global environmental education program whose mission is to provide schools and communities with the tools and training they need to create a “culture of conservation.”

Through the combination of these efforts to “Protect Tomorrow” we have embedded sustainability as a fundamental tenet of our business operations; we aspire to make Covanta-generated EfW the cleanest and most reliable source of renewable energy available in the world, and positioning for a world where “no waste is wasted” resulting in the lowest overall impact on our environment.

Board Performance Evaluation
Each year the Board conducts an evaluation of its performance. The evaluation format is established by the Nominating and Governance Committee. For each of the past four years, we conducted individual interviews with each director through independent counsel. In these active interviews, comments were solicited with respect to the full Board and any committee on which each director served, as well as director performance and Board dynamics. The focus of inquiry related to the larger questions of how the Board can improve its key functions of overseeing personnel development, financial performance, other major issues of strategy, risk, integrity, reputation and governance. In particular, for both the Board and the relevant committee, the process solicited ideas from directors on the following:
•ongoing improvements to prioritization and discussion of issues;

•	assessing the quality of written and oral presentations from management and recommendations for future reports or presentations to the Board and/or committees;
•improving the quality of Board or committee discussions on key matters;
•assessing the effectiveness of how specific issues and risks in the past year had been handled;
•identifying specific issues and risks that should be discussed in the future; and
•identifying any other matter of importance to Board functioning and effectiveness.
Following the 2018 interviews, the Nominating and Governance Committee discussed the findings of the interviews, and the Chair of the Nominating and Governance Committee and independent outside counsel led an extended discussion with the directors on the results and recommendations prior to the March 2018 meeting of the Board.
Director Stock Ownership Guidelines
Our Board believes it is important for all of our directors to acquire and maintain a significant equity ownership position in our Company. Accordingly, we have established stock ownership guidelines for our directors in order to specifically identify and align the interests of our directors with our stockholders. For 2017, we revised our director ownership guidelines to include target ownership levels of $350,000, representing five times the annual cash retainer fee to be paid to directors, and a requirement that any sales must be for no more than 50% of existing holdings unless and until such ownership guideline is met. Directors are given five years to reach their target ownership levels and credit is given for unvested restricted stock holdings toward individual targets.
Majority Voting Policy
Our Corporate Governance Guidelines include a Majority Voting Policy, which provides that in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election shall promptly tender his or her resignation to the Board for consideration in accordance with the procedures described in the Majority Voting Policy attached to our Corporate Governance Guidelines.
Securities Pledging Policy
In response to the concerns expressed by one of the proxy advisory services, in 2015 our Board of Directors requested that the Nominating and Governance Committee examine the risk associated with the pledge of our common stock by our directors and officers and consider adopting a policy that mitigates any such risks to appropriately protect stockholder interests.
As a result, following an extensive analysis by the Nominating and Governance Committee, the Board of Directors adopted a new stock pledge policy with the following elements, which in its business judgment provides appropriate protections of stockholder interests:

•	As a general rule, pledging of Covanta shares is not permitted without the prior approval of the Audit Committee;

•	For shares held in brokerage accounts, margin loans using Covanta common stock as collateral are prohibited;

•
A safe harbor is provided, permitting pledges if certain structural parameters are included in the pledge/loan arrangements that would both limit amounts pledged, and mitigate risk of a forced sale as a result of a decline in the market price of Covanta common stock, specifically:

•	No more than 40% of the total value of the stock collateral pledged in any arrangement may be in Covanta common stock (calculated at the time of pledge), to ensure diversification of collateral;

•
All loans must be compliant with the requirements of Federal Reserve Regulation U, limiting the amount of any such loan to a maximum 50% of the value of collateral, as measured at the time of borrowing;

•
Loan and pledge arrangements cannot contain provisions requiring automatic or forced sales, prior to notice and a cure period of not less than three business days between when specific loan-to-value thresholds are exceeded and when lenders have the right to exercise remedies under the pledge arrangement; and

•	The policy is applicable to all directors and executive officers and became effective upon adoption in December, 2015.

All directors and executive officers currently are in compliance with this policy.
Policies on Business Conduct and Ethics
We have a Code of Conduct and Ethics for Senior Financial Officers and a Policy of Business Conduct for all other employees and directors. The Code of Conduct and Ethics applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller or persons performing similar functions. The Policy of Business Conduct applies to all of our, and our subsidiaries', directors, officers and employees. Both the Code of Conduct and Ethics and the Policy of Business Conduct are available on our website at www.covanta.com and copies may be obtained by writing to our Vice President of Investor Relations at our principal executive offices.
Management Succession Planning
The Compensation Committee and Nominating and Governance Committee and our Chief Executive Officer maintain an ongoing focus on executive development and succession planning to prepare the Company for future success. The succession planning process includes all senior management positions. A comprehensive review of executive talent, including, from time to time, assessments by an independent consulting firm, determines readiness to take on additional leadership roles and identifies developmental and coaching opportunities needed to prepare our executives for greater responsibilities. This includes a multi-level "deep-dive" review by the Compensation Committee of all senior management positions. In addition, the Chief Executive Officer makes a formal succession planning presentation to the Board in executive session annually. While directed by the Compensation and Nominating and Governance Committees, succession planning is a responsibility of the entire Board and all members participate.
Separation of the Roles of Chairman and Chief Executive Officer
Since 2004, the Company has maintained a separation of the roles of Chairman and Chief Executive Officer. The Chairman has held the role of overseeing the Board and working with and providing guidance to the Chief Executive Officer on our overall strategic objectives and risk management. We also have designated Mr. Silberman as Lead Director (i) to engage and coordinate with the Chief Executive Officer on an ongoing basis on strategic or other matters where the Chairman has requested the Lead Director's involvement, and/or (ii) to lead the Board where the Chairman may have a conflict of interest with respect to a specific matter. In addition to being the primary liaison with the Chairman and the Board, the Chief Executive Officer's role is to directly oversee the day-to-day operations of the Company, lead and manage the senior management of the Company and implement the strategic plans, risk management and policies of the Company. The Chairman and Chief Executive Officer work closely together to ensure that critical information flows to the full Board, that discussions and debate of key business issues are fostered and afforded adequate time and consideration, that consensus on important matters is reached and decisions, delegation of authority and actions are taken in such a manner as to enhance our businesses and functions. While the Board believes that the separation of these two roles currently best serves the Company and its stockholders, it recognizes that combining these roles may be appropriate in the future if circumstances change.
Executive Sessions of Independent Directors
The independent directors of the Board and each standing committee meet regularly in executive session without our management present. Stockholders wishing to communicate with the independent directors may contact them by writing to: Independent Directors, c/o Corporate Secretary, Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960. Any such communication will be promptly distributed by our Secretary to the individual director or directors named in the communication in the same manner as described below in “Communications with the Board.”
Communications with the Board
Stockholders and other interested parties can send communications to one or more members of the Board by writing to the Board or to specific directors or group of directors at the following address: Covanta Holding Corporation Board of Directors, c/o Corporate Secretary, Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960. Any such communication will be promptly distributed by our Secretary to the individual director or directors named in the communication or to all directors if the communication is addressed to the entire Board.
COMPENSATION OF THE BOARD
Our non-employee directors receive compensation in the form of (i) equity awards of restricted stock or, at the director's election, restricted stock units, at the Annual Meeting of Stockholders at which directors are elected, and (ii) fees that are paid in cash on a quarterly basis. Restricted stock units allow directors to defer their equity awards until a future date specified by each director, at which time they are convertible into the same number of shares of our common stock. Directors who may be appointed at a date other than the Annual Meeting are entitled to receive a pro rata portion of the annual director compensation.

2017 Compensation of the Board
In 2017, as part of its obligation to review director compensation under its charter, the Nominating and Governance Committee, along with the Compensation Committee, engaged the Compensation Committee’s independent compensation consultants and independent legal counsel to examine the amount and composition of annual Director compensation, taking into account (i) changes in market best practices in the form and amount of annual compensation, (ii) the fact that there had not been material changes in the amount or form of compensation for a substantial period of time and (iii) practices within our new customized peer group in 2017 reflecting significant changes to our business over time and confirming that such amounts fall within the authorized limitations set forth in the 2014 Equity Award Plan. As a result of this process, beginning with the 2017 Annual Meeting, compensation payable to each non-employee director was as follows:

•
non-employee directors other than the Chairman of the Board received an annual equity award equal to $100,000 in restricted stock or, upon election, restricted stock units, which will vest in full on the earlier of the next annual meeting of stockholders or the first anniversary of such award;

•
the Chairman of the Board received an annual equity award equal to $450,000 in restricted stock or, upon election, restricted stock units, which will vest in full on the earlier of the next annual meeting of stockholders or the first anniversary of such award;

•	non-employee directors other than the Chairman of the Board received an annual cash retainer of $70,000, and the Chairman of the Board received an annual cash retainer fee of $150,000;

•	annual cash fees paid to committee chairs were as follows: Audit Committee ($15,000), Compensation Committee ($10,000), and all other committees ($7,500);

•	individual meeting fees were eliminated; and

•
all directors were entitled to elect to receive fees (annual fees and/or chair fees) in the form of restricted stock units in lieu of cash, with deferred conversion to shares of our common stock to a specified future date no later than such director’s termination of service on our Board.

The following table sets forth the compensation paid to each of our non-employee directors for the year ended December 31, 2017.

Name	Fees Earned (1) ($)	Stock Awards (2) ($)	Total ($)
David M. Barse	$85,881	$100,002	$185,883
Ronald J. Broglio	$74,875	$100,002	$174,877
Peter C.B. Bynoe	$74,017	$100,002	$174,019
Linda J. Fisher	$74,875	$100,002	$174,877
Joseph M. Holsten	$82,506	$100,002	$182,508
Anthony J. Orlando	$22,000	$—	$22,000
Danielle Pletka	$71,500	$100,002	$171,502
Michael W. Ranger	$86,266	$100,002	$186,268
Robert S. Silberman	$85,875	$100,002	$185,877
Jean Smith	$86,256	$100,002	$186,258
Samuel Zell	$150,023	$450,002	$600,025

(1)
For the following, amounts include fees paid to Directors at their election in the form of restricted stock units purchased through deferral of cash fees, with deferred conversion to shares of our common stock to a specified future date no later than such director’s termination of service on our Board:

David M. Barse	$50,006
Peter C.B. Bynoe	$43,767
Joseph M. Holsten	$50,006
Michael W. Ranger	$53,141
Jean Smith	$50,006
Samuel Zell	$93,773

(2)
Each non-employee director, except for Ms. Pletka and Mr. Ranger, received an award of either shares of restricted stock or restricted stock units on May 4, 2017 that had a grant date fair value of $14.05 per share, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation,” referred to in this proxy statement as “FASB ASC Topic 718.” The grant date fair value is computed using the closing price of shares on the grant date. For a discussion of valuation assumptions, see Note 15. “Stock-Based Award Plans,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

The following table sets forth the total number of shares of restricted stock or restricted stock units granted to each non-employee director in 2017, as well as those shares or units that vested during 2017.

Director	Number of Unvested Restricted Stock or Restricted Stock Unit Awards Held as of December 31, 2017 (a)(b)	Number of Restricted Stock or Restricted Stock Unit Awards Vested During Fiscal Year Ended December 31, 2017
David M. Barse	8,643	1,500
Ronald J. Broglio	8,643	3,000
Peter C.B. Bynoe	8,643	3,000
Linda J. Fisher	8,643	3,000
Joseph M. Holsten	8,643	3,000
Danielle Pletka	8,068	925
Michael W. Ranger	8,068	925
Robert S. Silberman	8,643	3,000
Jean Smith	8,643	3,000
Samuel Zell (c)	41,340	16,350

(a)
For each director except Ms. Pletka, Mr. Ranger and Mr. Zell, 1,500 shares of restricted stock or restricted stock units, as applicable, vested or vest on each of May 5, 2016, May 5, 2017 and May 5, 2018. For Ms. Pletka and Mr. Ranger, 925 restricted stock units vested or vest on each of September 22, 2016, May 5, 2017 and May 5, 2018. For each director, except Mr. Zell, 7,143 shares of restricted stock or restricted stock units, as applicable, vest in full on the earlier of the next annual meeting of stockholders or May 4, 2018.

(b)	Notwithstanding the vesting schedule attached to such restricted stock awards granted in 2017, all such restricted stock awards were considered to be vested for purposes of FASB ASC Topic 718.

(c)
For Mr. Zell, 9,197 restricted stock units vested or vest on each of May 5, 2016, May 5, 2017 and May 5, 2018 and 32,143 restricted stock units vest in full on the earlier of the next annual meeting of stockholders or May 4, 2018.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The Board is currently comprised of eleven directors. The Board, at the recommendation of the Nominating and Governance Committee, has nominated each of the following eleven individuals to serve as a director for a term of one year:
David M. Barse
Ronald J. Broglio
Peter C.B. Bynoe
Linda J. Fisher
Joseph M. Holsten
Stephen J. Jones
Danielle Pletka
Michael W. Ranger
Robert S. Silberman
Jean Smith
Samuel Zell
Each of the nominees currently serves as a member of the Board for a one-year term expiring at the next Annual Meeting. If elected at this year's Annual Meeting, each nominee will serve until the date of next year's Annual Meeting or until his or her successor has been elected and qualified. Each nominee provides a depth of knowledge, experience and diversity of perspective to facilitate meaningful participation and, through service on the Board, satisfy the needs of the Company and its stockholders.
Each nominee has consented to serve as a member of the Board if re-elected for another term. Nevertheless, if any nominee becomes unable to stand for election (which is not anticipated by the Board), each proxy will be voted for a substitute designated by the Board or, if no substitute is designated by the Board prior to or at the Annual Meeting, the Board will act to reduce the membership of the Board to the number of individuals nominated.
There is no family relationship between any nominee and any other nominee or any executive officer of ours. The information set forth below concerning the nominees has been furnished to us by the nominees.
The Board recommends that you vote “FOR” the election of each of the above named nominees to the Board. Proxies solicited by the Board will be voted “FOR” the election of each of the nominees named above unless instructions to the contrary are given.

Our Directors

David M. Barse has served as a director since 1996 and is Chair of the Finance Committee and a member of the Audit Committee. Mr. Barse served as our President and Chief Operating Officer from July 1996 until July 2002. Mr. Barse co-founded and is the Chief Executive Officer of Outvest Capital LLC, a newly formed asset management company based in Greenwich, CT. Mr. Barse is also the founder and Chief Investment Officer of DMB Holdings, LLC, a private family office with a diverse investment portfolio. Until December 2015, Mr. Barse served as Chief Executive Officer of Third Avenue Management LLC, ("Third Avenue"), an investment adviser to mutual funds, private funds, solo-advised funds and separately managed accounts, since June 2003 and previously served as President of Third Avenue from February 1998 until September 2012. Mr. Barse also presently serves as a Trustee of Brooklyn Law School and serves on the Board of Directors of City Parks Foundation and is the Chairman of the Big Apple Gold Chapter of the Young Presidents' Organization.
The Board and management benefit from Mr. Barse's knowledge of finance and financial and trading markets, as well as his institutional knowledge of the Company's businesses, dating back to Danielson Holding Corporation's original investment in Covanta Energy Corporation, and his prior role as Danielson's President and Chief Operating Officer. Mr. Barse's legal background and experience in growth strategy execution and investing in companies in a range of sectors, provide a direct benefit to the Board and our stockholders. Mr. Barse is 55 years old.

Ronald J. Broglio has served as a director since October 2004 and is a member of the Supply Chain and Public Policy Committee. Mr. Broglio has been the President of RJB Associates, a consulting firm specializing in energy and environmental solutions, since 1996. Mr. Broglio was Managing Director of Waste to Energy for Waste Management International Ltd. from 1991 to 1996. Prior to joining Waste Management, Mr. Broglio held a number of positions with Wheelabrator Environmental Systems Inc. from 1980 through 1990, including Managing Director, Senior Vice President - Engineering, Construction & Operations and Vice President of Engineering & Construction. Mr. Broglio served as Manager of Staff Engineering and as a staff engineer for Rust Engineering Company from 1970 through 1980.
Mr. Broglio has more than 46 years of experience in the waste and energy-from-waste industries, and has an in-depth technical knowledge of combustion systems, complementary and new technologies relating to both waste materials management and energy production, and the engineering associated with our business. In these areas, as well as his management experience in the waste and energy-from-waste sectors both in the Americas and in Europe, he provides valuable insight to management and the Board. Mr. Broglio is 77 years old.

Peter C.B. Bynoe has served as a director since July 2004 and is a member of the Compensation Committee and the Nominating and Governance Committee. Since October 2014 Mr. Bynoe has been a Managing Director at EGI Division. Through December 31, 2016, Mr. Bynoe also served as Senior Counsel to the law firm of DLA Piper US, LLP, which he joined as a partner in 1995. Mr. Bynoe has been a principal of Telemat Ltd., a consulting and project management firm, since 1982. Mr. Bynoe has been a director of Frontier Communications Corporation (formerly known as Citizens Communication Corporation), a telephone, television and internet service provider, since 2007, and in July 2013, he became a director of Real Industry, a diversified business and financial services enterprise that primarily manages assets and liabilities related to aluminum alloy purchasing, recycling and production investments. Real Industry filed a voluntary petition for protection under Chapter 11 of the federal bankruptcy laws on November 17, 2017. From September 2013 to October 2014, he served as Chief Executive Officer of Rewards Network Inc., a provider of credit card loyalty and rewards programs. Mr. Bynoe was formerly a director of Rewards Network Inc. From February 2009 until September 2013, Mr. Bynoe was a partner and Chief Operating Officer at Loop Capital Markets, LLC, a full-service investment banking firm based in Chicago and Managing Director from February 2008 to February 2009.
The Board benefits from Mr. Bynoe's extensive legal and financial expertise, his background in complex public infrastructure projects, and his extensive knowledge of public policy issues. Mr. Bynoe's service as a board member for other public and private companies also enables him to provide valuable insight and perspective on compensation and governance matters. Mr. Bynoe is 66 years old.

Linda J. Fisher has served as a director since December 2007 and is a member of the Supply Chain and Public Policy Committee and the Compensation Committee. Ms. Fisher served as Vice President, Safety, Health and Environment and Chief Sustainability Officer at E.I. du Pont de Nemours and Company (“DuPont”) from 2004 until her retirement in 2016. Prior to joining DuPont, Ms. Fisher was Deputy Administrator of the United States Environmental Protection Agency. Ms. Fisher has served on the boards of several environmental and conservation organizations and currently serves as a director of Resources for the Future, a non-profit, non-partisan organization that conducts independent research on environmental, energy and natural resource issues. She is also a member of the Board of Directors of the S.C. Johnson Company, a privately held consumer goods company.[2]
Ms. Fisher's background at the United States Environmental Protection Agency, where she held senior regulatory policy positions, provides to management and the Board valuable insight into the regulatory and policy developments affecting the Company's business and setting future strategy. Ms. Fisher's experiences as Chief Sustainability Officer at DuPont bring a breadth and depth of knowledge in matters relating to management of workplace safety and environmental compliance and performance for a public company, as well as add to the Board's breadth and further enhance our ability to improve and build upon the Clean World Initiative. Ms. Fisher is 65 years old.

Joseph M. Holsten has served as a director since May 2009. Mr. Holsten is Chair of the Supply Chain and Public Policy Committee and is a member of the Finance Committee. Since November 2011, Mr. Holsten has been Chairman of the Board of LKQ Corporation (“LKQ”), the largest provider in the U.S. of aftermarket, recycled and refurbished collision replacement parts and accessories, and a leading provider of new automotive aftermarket products in the United Kingdom, the Benelux countries, Italy, Switzerland, the Czech Republic and several other Central European states. He has been a member of the Board of Directors of LKQ since February 1999. Mr. Holsten was the President and Chief Executive Officer of LKQ from November 1998 until January 2011 when he became Co-Chief Executive Officer as part of his transition to retirement. He retired from his position of Co-Chief Executive Officer in January 2012. Prior to joining LKQ, Mr. Holsten held various positions of increasing responsibility with the North American and International operations of Waste Management, Inc. for approximately 17 years. From February 1997 until July 1998, Mr. Holsten served as Executive Vice President and Chief Operating Officer of Waste Management, Inc. From July 1995 until February 1997, he served as Chief Executive Officer of Waste Management International, plc.
Mr. Holsten's operating and strategic experience in the waste industry, in both domestic and international markets, combined with his knowledge of global commodities markets, provides the Board with valuable insight and perspective on industry specific issues. In addition, as a recent chief executive officer and current executive chairman of a public company, Mr. Holsten brings valuable perspective to management on a range of issues, as well as a deep financial expertise and understanding. Mr. Holsten is 65 years old.

Stephen J. Jones was appointed our President and Chief Executive Officer and elected as a director in March, 2015. Prior to joining Covanta, Mr. Jones was employed by Air Products and Chemicals, Inc. (“Air Products”), a global supplier of industrial gases, equipment and services from 1992 through September 2014. Mr. Jones served as senior vice president and general manager, Tonnage Gases, Equipment and Energy of Air Products, from April 2009 through September 2014. Mr. Jones also served as Air Products’ China President from June 2011 through September 2014 at Air Products’ office in Shanghai. He was also a member of Air Products’ Corporate Executive Committee from 2007 through September 2014. Mr. Jones joined Air Products in 1992 as an attorney in the Law Group representing various business areas and functions and in 2007 he was appointed senior vice president, general counsel and secretary. Mr. Jones also serves on the Board of Bloomsburg University Foundation.
Mr. Jones’ experience managing and growing domestic and international companies, with capital-intensive operating assets, his business acumen and his knowledge of the energy marketplace are valuable assets to the Board. Mr. Jones is 56 years old.

Danielle Pletka was appointed to the Board in September, 2016 and is a member of the Supply Chain and Public Policy Committee and the Nomination and Governance Committee. Ms. Pletka has served as senior vice president of foreign and defense policy studies at the American Enterprise Institute (AEI), a leading public policy research organization, since 2002. Prior to joining AEI, she served as a senior professional staff member for the United States Senate Committee on Foreign Relations between 1992 and 2002, where she specialized in the Near East and South Asia.
 Ms. Pletka has extensive experience in international affairs and markets, and in the political climates in many countries. As we seek to expand our business in international markets where opportunities exist, Ms. Pletka's experience, and strategic insights into new markets and the related political climate and outlook in those markets, provide valuable perspective to the Board and management. Ms. Pletka is 54 years old.

Michael W. Ranger was appointed to the Board in September, 2016 and is the Chair of the Audit Committee and a member of the Finance Committee. Since 2004, Mr. Ranger has served as co-founder and senior managing director of Diamond Castle Holdings, LLC, a private equity investment firm focusing on energy and power, healthcare, financial services and other diversified industries. Before founding Diamond Castle Holdings in 2004, he was co-chairman of DLJ Global Energy Partners. Previously, he was an investment banker in the energy and power sector for 20 years, most recently as head of the Domestic Power Group at Credit-Suisse First Boston from 2000 to 2004 and prior to that as group head of Global Energy & Power at DLJ from 1990 to 2004. Before joining Donaldson, Lufkin & Jenrette, he was a senior vice president in the Energy & Utility Group at Drexel Burnham Lambert and was a member of the Utility Banking Group at Bankers Trust. Mr. Ranger is a former member of the board of directors of TXU Corp. (Dallas), American Ref-Fuel, Inc, Catamount Energy Corporation, Boston Media Group and Beacon Behavioral Health and is currently on the board of directors at Consolidated Edison, Inc. and KDC Solar, Inc. He is Vice-Chairman of the Board of Trustees of St. Lawrence University, former Chairman of the Board of The Seeing Eye, Inc., and former President of the boards of Morristown-Beard School and of Life Camp, Inc.
         Mr. Ranger's extensive experience in investment and finance, including board positions at both public and private companies in the energy-from-waste and broader energy sectors, bring valuable insight and perspective to the Board and management with respect to growth strategies, energy markets, and governance. Mr. Ranger is 59 years old.

Robert S. Silberman is Lead Director of the Company and has served as a director since December 2004. Mr. Silberman is the Chair of the Nominating and Governance Committee. Mr. Silberman has been Executive Chairman of the Board of Directors of Strayer Education, Inc. since May 2013, Chairman of the Board from February 2003 to May 2013 and its Chief Executive Officer from March 2001 until May 2013. Strayer Education, Inc. is an education services company, whose main operating asset, Strayer University, is a leading provider of graduate and undergraduate degree programs focusing on working adults. Mr. Silberman is also a Managing Director at EGI Division. Mr. Silberman is a member of the Council on Foreign Relations, a nonpartisan resource for information and analysis on foreign relations. He also serves as a director of 21st Century Fox and Par Pacific Holdings, Inc. From 1995 to 2000, Mr. Silberman held several senior positions, including President and Chief Operating Officer at CalEnergy Company, Inc., an independent energy producer. Mr. Silberman has also held senior positions within the U.S. Department of Defense, including as Assistant Secretary of the Army.
Mr. Silberman's positions as a current executive chairman and formerly as a long-tenured chief executive officer and board member of public companies, coupled with his financial background in investing in and growing energy and project development businesses, and his experience at senior positions in the public sector, combine to provide valuable insight and perspective to both the Board and management. Mr. Silberman is 60 years old.

Jean Smith has served as a director since December 2003 and is Chair of the Compensation Committee and a member of the Audit Committee. Ms. Smith is currently Chief Executive Officer of West Knoll Collection, LLC, a custom home furnishings company. From 2009 to 2013, Ms. Smith was a Managing Director of Gordian Group, LLC, an independently owned investment bank. From 2006 through 2008, she served as Managing Director of Plainfield Asset Management LLC, an investment manager for institutions and high net worth individuals. Ms. Smith previously held the position of President of Sure Fit Inc., a home textiles company, from 2004 to 2006 and was a private investor and consultant on various special situation projects from 2001 to 2004. Ms. Smith has more than 30 years of investment and international banking experience, having previously held the position of Managing Director of Corporate Finance for U.S. Bancorp Libra and senior positions with Bankers Trust Company, Citicorp Investment Bank, Security Pacific Merchant Bank and UBS Securities.
Ms. Smith brings a range of extensive and diverse financial and business experience to the Board, including in the areas of capital markets, investment management, and operations and business management in both domestic and international markets. Ms. Smith is 62 years old.

          Samuel Zell has served as our Chairman of the Board since September 2005, and had also previously served as a director from 1999 to 2004, as our President and Chief Executive Officer from July 2002 to April 2004 and as our Chairman of the Board from July 2002 to October 2004. Mr. Zell's one-year term as our Chairman and as a director will expire at the next Annual Meeting. Since 2012, Mr. Zell has served as the Chairman of the Equity Group Investments division of Chai Trust Company, LLC, a private investment firm he founded over 40 years ago. He also serves as Chairman of: Anixter International, Inc., a global distributor of network, security, electric, and utility power solutions; Equity Commonwealth, an equity real estate investment trust (REIT) that owns and operates office buildings; Equity LifeStyle Properties, Inc., an equity REIT that owns and operates manufactured home communities, RV resorts and campgrounds; and Equity Residential, an equity REIT that owns and operates rental apartment properties. Mr. Zell served as the Chairman of the Board of Tribune Company, a Chicago-based media conglomerate, from December 2007 until December 2012 at which time Tribune Company emerged from Chapter 11 bankruptcy. He served as Tribune Company’s Chief Executive Officer from December 2007 until December 2009. Mr. Zell previously served as the Chairman of the Board of Equity Office Properties Trust, an equity REIT that owned and operated office buildings, and was the company's Interim President from April 2002 until November 2002 and was its Interim Chief Executive Officer from April 2002 until April 2003. Mr. Zell also previously served as Chairman of the Board of Rewards Network Inc., a dining rewards company and Blackstone Mortgage Trust, Inc. (f/k/a Capital Trust, Inc.), a specialized finance company.

        Mr. Zell's financial sophistication, extensive investment and management experience in domestic and global markets, dynamic business and strategic expertise and vast network significantly augment the Board in substantially every aspect of its functionality and provide invaluable insight to management. Mr. Zell is 76 years old.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2018, subject to ratification of the appointment by our stockholders. During the 2017 fiscal year, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain tax and audit-related services. We have been advised by Ernst & Young LLP that neither it nor any of its members has any direct or indirect financial interest in us.
Although we are not required to seek stockholder ratification of this appointment, the Audit Committee and the Board believe it to be sound corporate practice to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and the Audit Committee will reconsider the appointment. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting where they will be available to respond to appropriate questions and, if they desire, to make a statement.
The Audit Committee recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2018 fiscal year. Proxies solicited by the Board will be voted “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm unless instructions to the contrary are given.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, we are asking our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. At our last annual meeting, approximately 75% of our stockholders voted “FOR” an advisory vote approving the compensation of our named executive officers.
As described in detail under “Executive Compensation - Compensation Discussion and Analysis” below, the objective of compensation arrangements with our named executive officers is to motivate and reward them for creating long-term stockholder value by effectively operating our existing business and executing our strategic growth initiatives. Our compensation programs are broad-based and do not include either tax reimbursements or perquisites for our executive officers. The compensation structure for named executive officers was designed to ensure that a significant portion of compensation opportunities are “at risk” and directly related to performance metrics reflecting alignment with shareholder value creation, while also rewarding operating performance and financial performance. At the same time, these incentives incorporate structural limits to prevent excessive leverage and risk-taking.
We believe that our executive compensation program reflects our performance and aligns the pay of our executive officers, including our named executive officers, with the long-term interests of our stockholders. For example, our pay-for-performance philosophy was exemplified in 2015 when following disappointing financial results, as determined by our Financial Performance Measures of Adjusted EBITDA and Free Cash Flow, our annual cash incentive plan thresholds were not met, the plan was not funded and no incentive cash payments were made. Further, with the drop in our stock price, previously granted equity awards tied to our relative total stockholder return (“TSR”) failed to vest (at any level) in 2016, 2017 or 2018 and our officers and employees did not realize any benefits.
While it remains a fundamental philosophy and purpose that we align the interests of our stockholders and management and that we pay for performance, it is also essential that we properly incentivize the desired performance and retain our officers and employees. In reviewing the effectiveness of our long-term equity incentive plan, we noted that the prior practice of measuring our relative TSR performance against the Standard and Poor’s Midcap 400 Index, the Dow Jones US Conventional Electricity Index, and the Dow Jones US Waste & Disposal Services Index for our performance-based equity awards was not creating effective incentives and alignment between management and our stockholders and with the advice of our independent compensation consultants, we revised the performance measure utilized for these performance-based equity awards to adopt the critical internal financial performance measure of cumulative Free Cash Flow per share as our performance-based equity metric in 2016 and 2017. Accordingly, as described below in the Compensation Committee’s Compensation Discussion and Analysis, in 2016 and 2017, the financial performance measure of Free Cash Flow was shifted from the annual cash incentive award program and incorporated into the equity compensation arrangements as a replacement for the TSR measure. As a result, performance-based equity awards under the long-term incentive plan in 2016 and 2017 were granted in the form of restricted stock unit awards vesting after a three-year performance period based upon cumulative Free Cash Flow per share over such performance period. Our Compensation Committee viewed this as an effective metric to measure growth and development of the Company’s business and operations as well as to provide an appropriate incentive for us to continue to generate sufficient cash flow to enable us to better support our strategic and financial objectives, including funding growth and development investments and returning capital to our stockholders. Further, the Compensation Committee noted that the potentially large swings in annual Free Cash Flow tend to even out over an extended period of time making it a better long-term measure of financial performance than an annual measure. Therefore, we believe that the long-term incentive compensation opportunities awarded to our named executive officers in 2017 continue to reflect our strong commitment to paying for performance while effectively aligning the interests and incentives of management and our stockholders.
In response to stockholder comments and requests to include a direct connection between our common stock’s performance and the compensation realized by our executive officers, for 2018 equity incentive awards, the Compensation Committee re-introduced the use of an external measure of relative TSR, in combination with the internal financial performance measure of Free Cash Flow per share, into our performance-based equity compensation program. However, rather than measure our cumulative total stockholder return on common stock against the three stock indices we previously utilized, the Compensation Committee determined to compare our TSR performance against the companies that we view as more of our direct peers and which are included and described below in the Compensation Committee’s Compensation Discussion and Analysis.
Our performance in 2017 was not only highlighted by strong operational performance with Adjusted EBITDA, coming in at 99% of target and consistent with the Company’s guidance to the market, but also by significant strategic developments in our business that will benefit our stockholders in the long run. As described in more detail below in “Executive Compensation - Compensation Discussion and Analysis,” we:

•
successfully completed construction on time and commenced commercial operations at our new “state of the art” Dublin EfW facility, a 600,000 metric ton-per-year, 58 megawatt facility in Dublin, Ireland;

•
entered into a strategic partnership with Green Investment Group Limited (“GIG”), a subsidiary of Macquarie Group Limited, creating a platform to develop, fund and own EfW projects in the U.K. and Ireland, with an initial combined pipeline of six projects, and to pursue new opportunities for EfW project development or acquisitions;

•	sold a 50% interest in Dublin to new joint venture at a greater than a 13x EBITDA multiple effectively providing funding for the pipeline of six investments in the joint venture;

•	obtained €446 million of new project financing for the Dublin project at substantially lower interest rates and upon improved terms and conditions to refinance the existing project debt; and

•
lowered our interest expense and extended the term of $400 million of indebtedness by refinancing $400 million of 7.25% senior unsecured notes due 2020 with $400 million of 5.875% senior unsecured notes due 2025.

These actions, along with continued organic growth and continuous improvement, put the Company in a strong position for future growth and development. Accordingly, in order to compensate and reward our named executive officers for these strategic accomplishments for the benefit of all stockholders, we continued to move the compensation of our named executive officers toward the market median with an emphasis on performance-based equity compensation arrangements.
In deciding how to vote on this proposal, we urge our stockholders to read the section entitled “Executive Compensation - Compensation Discussion and Analysis” in this proxy statement, which describes in more detail our compensation objectives and elements of our executive compensation program, as well as the “Summary Compensation Table For The Year Ended December 31, 2017” and other related compensation tables and narrative, which provide detailed information on the compensation of our named executive officers.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, the Board or the Compensation Committee. However, we value the opinions expressed by our stockholders and the Board and the Compensation Committee will take the results of the vote into account in future compensation decisions.
We ask our stockholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table For The Year Ended December 31, 2017 and the other related tables and disclosure.”
The Board recommends that you vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement. Proxies solicited by the Board will be voted “FOR” the approval of the compensation of our named executive officers unless instructions to the contrary are given.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Executive Summary and Overview
The following Compensation Discussion and Analysis (“CD&A”) should be read in conjunction with the compensation tables beginning on page 38. This CD&A details the decisions regarding our compensation programs and practices as they relate to our named executive officers, who in 2017 were as follows:
•Stephen J. Jones, President and Chief Executive Officer
•Bradford Helgeson, Executive Vice President and Chief Financial Officer
•Timothy J. Simpson, Executive Vice President, General Counsel and Secretary
•Michael J. de Castro, Executive Vice President, Supply Chain
•Derek Veenhof, Executive Vice President, Asset Management

Executive Summary
We are one of the world’s largest owners and operators of infrastructure for the conversion of waste to energy (known as “energy-from-waste” or “EfW”), as well as other waste disposal and renewable energy production businesses. EfW serves two key markets as both a sustainable waste management solution that is environmentally superior to landfilling and as a source of clean energy that reduces overall greenhouse gas emissions and is also considered renewable under the laws of many states and under federal law. Our facilities are critical infrastructure assets that allow our customers, which are principally municipal entities, to provide an essential public service. Maintaining our reputation and continuing to position ourselves for future success requires high-caliber talent to protect and grow our business in support of our goal of producing superior financial returns for our stockholders.
We designed our executive compensation program with the following goals:

•
to align the interests of our stockholders and management by putting a significant portion of potential compensation “at risk” and tied to actual performance. Greater relative percentages of potential compensation are at risk for the most senior officers to reflect their respective areas and levels of responsibility for our performance;

•
to provide a market competitive and internally equitable compensation and benefits package that reflects individual and company performance, job responsibilities and the strategic value of our market position and reputation; and

•
to ensure retention, engagement, and motivation of our senior management team as productive long-term employees, who lead our strategic initiatives, effectively manage our businesses and related risks and drive financial performance.

Many of our named executive officers have extensive experience in the waste management and process industries. As a result, our named executive officers are especially knowledgeable about our business and our industry and thus particularly valuable to us and our stockholders as we continue to navigate challenging and dynamic market, economic and regulatory environments.
As set forth in the chart below, a significant percentage of the total compensation opportunity in 2017 to the Chief Executive Officer and the other named executive officers as a group was at risk and subject to the performance of the individual officer and the Company:

Chief Executive Officer
At Target - 2017

Other Named Executive Officers
At Target 2017
We continue to promote a “pay-for-performance” philosophy in compensation and our actions have been consistent with this philosophy. When performance in 2015 fell significantly below our and our stockholders expectations, we did not pay any cash bonuses to our executive officers in 2016 (reflecting 2015 performance). Further equity awards tied to total shareholder return (“TSR”) performance equity awards (“TSR Equity Awards”) granted to executive officers in 2013, 2014 and 2015 did not vest at all in 2016, 2017 or 2018 because our relative cumulative TSR on common stock continued to lag relative to the Standard and Poor’s Midcap 400 Index, the Dow Jones US Conventional Electricity Index, and the Dow Jones US Waste & Disposal Services Index. As a result, the realized compensation earned by our named executive officers was substantially below the amounts reported at target levels.
While “pay-for-performance” remains a fundamental and essential underlying philosophy in determining compensation for our named executive officers, we must also structure our compensation arrangements to provide appropriate incentives to drive performance and retain our key employees and we conducted a comprehensive review with our compensation consultants to ensure our compensation plans remained consistent with our philosophy while better achieving these goals. Accordingly, we made series of adjustments, including updating our peer group in 2017 to be more reflective of our current business model by reducing the prior concentration on utilities and including a more diversified group of publicly-held companies that more closely resemble our size and current business. The 15 companies comprising our new customized group are in the following sub-industries: Environmental & Facilities Services; Steel; Renewable Electricity; Independent Power Producers & Energy Traders; Specialty Chemicals; Heavy Electrical Equipment; Semiconductors; and Electric Utilities. We also modified our annual cash incentive and performance equity award programs beginning in 2016 to better support our strategic and financial objectives in order to re-establish an effective alignment between our compensation program and our stockholders. As a result, in 2016 and 2017 we tied our annual cash incentive bonuses 100% to Adjusted EBITDA and moved the Free Cash Flow financial performance measure component, which is subject to significant annual swings due to working capital changes, to our long-term “Performance Equity Awards” to effectively incentivize and retain management. The Performance Equity Awards granted in 2016 and 2017, which comprised two-thirds of each executive officer’s target long-term incentive opportunity, were tied to cumulative Free Cash Flow per share, measured over a three year period.

Further, in response to investors expressed desire to tie equity incentive compensation to a relative TSR metric, in 2018 we will re-introduce a TSR Equity Award utilizing more commonly accepted metrics and tied to the relative TSR of our new customized peer group of 15 companies. See, “2018 Compensation Arrangements” below.
Performance remained strong in 2017 with cash incentive bonuses at 97% of target on average. Building upon the successful construction and commencement of operations at our state of the art EfW facility in Dublin, Ireland, we agreed to enter into a new joint venture with Green Investment Group Limited (“GIG”) to significantly expand our EfW business in the United Kingdom and European Union. A fundamental part of this strategic partnership involved the sale of a 50% interest in our Dublin EfW facility to the joint venture, in a transaction that closed in February 2018, which effectively funded our initial investment needs for the partnership’s six existing development projects. At the same time we retained full operational control of the Dublin EfW facility under an operations and management contract.
In addition, our programs support high standards of corporate governance. None of our officers have an employment agreement, nor are they entitled to receive tax reimbursements or gross ups. We maintain meaningful stock ownership guidelines for officers and non-employee directors, and our insider trading policy prohibits all employees, including officers and directors, from trading in derivatives or otherwise hedging the economic risk associated with our common stock.

2017 Performance Highlights
With improved metals prices, continued organic growth and strong EfW and profiled waste markets throughout 2017 offsetting lower energy prices, our financial performance reflected in our reported Adjusted EBITDA was in-line with guidance ranges and market expectations, even after taking into account the lost revenue resulting from a fire at our Fairfax EfW facility in February, 2017 that shutdown operations until December, 2017. Adjusted EBITDA reported by the Company in 2017 of $408 million was essentially unchanged from Adjusted EBITDA of $410 million in 2016, but with the loss of over 10 months of revenues from our Fairfax County facility, Free Cash Flow dropped from $176 million to $132 million. Adjusted EBITDA and Free Cash Flow are each non-GAAP financial measures, and are not intended as a substitute for other GAAP measures. Both Free Cash Flow and Adjusted EBITDA are used in our compensation programs and are presented in order to show the correlation between these financial measures and compensation to our named executive officers. We also use Free Cash Flow to assess and evaluate the overall performance of the Company’s business and to highlight trends in our overall business and we use Adjusted EBITDA to provide a more complete understanding of our business. For a reconciliation of Adjusted EBITDA and Free Cash Flow to the measures we believe to be the most directly comparable to those measures under GAAP, please see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations-Supplementary Financial Information-Adjusted EBITDA (Non-GAAP Discussion)” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity-Supplementary Financial Information-Free Cash Flow (Non-GAAP Discussion)” in our Annual Report on Form 10-K for the year ended December 31, 2017.
We also successfully accomplished a variety of strategic objectives in 2017, which included the following:

•	completed construction on time and commenced commercial operations at the Dublin EfW facility, a 600,000 metric ton-per-year, 58 megawatt facility in Dublin, Ireland;

•
agreed to strategic partnership with GIG, a subsidiary of Macquarie Group Limited, to develop, fund and own EfW projects in the U.K. and Ireland through a common platform, with an initial combined pipeline of six projects, and to pursue new opportunities for EfW project development or acquisitions;

•	agreed to sell a 50% interest in the Dublin project to the joint venture with GIG at greater than a 13x EBITDA multiple, effectively funding our pipeline of investments in the partnership;

•
obtained €446 million of project financing at substantially lower interest rates and upon improved terms and conditions to refinance the existing 2014 Dublin EfW facility project debt with (i) €396 million of senior secured project debt and (ii) a €50 million second lien term loan, and repaid (i) the €250 million Dublin senior term loan due 2021, (ii) the €58 million (original €50 million) Dublin junior term loan due 2022, and (iii) the Dublin convertible preferred stock (original €75 million);

•	extended long-term service agreements at three of our EfW facilities;

•
added three environmental services businesses to our Covanta Environmental Services (“CES”) business, which will further expand our presence in this sector and allow us to direct additional non-hazardous profiled waste volumes into our EfW facilities and expanded our CES capabilities, including client service offerings and geographic reach;

•	continued the growth of our CES offerings and customer base with total revenues growing more than 15% year over year;

•
lowered our interest expense and extended the term of $400 million of indebtedness by refinancing $400 million of 7.25% senior unsecured notes due 2020 with $400 million of 5.875% senior unsecured notes due 2025;

•
began utilizing our regional metals processing facility, located in Pennsylvania, to process non-ferrous metals recovered at our EfW facilities, creating higher-value recycled metal products and expanding our potential end markets;

•	expanded our materials processing capabilities at our Milwaukee CES facility and began operating a materials processing facility in Indianapolis;

•	improved process efficiency and reduced ongoing expenses across our business through our continuous improvement initiative utilizing Lean Six Sigma methodologies; and

•	issued our fourth comprehensive Corporate Sustainability Report in which we outlined our performance to date against a series of sustainability goals aligned with our business goals and mission.

2017 Compensation Highlights
Compensation Components
In order to create economic incentives to successfully implement our strategic and organic growth objectives, compensation for the named executive officers in 2017 consisted of the following components:

Component	Description/Purpose	How Amount Determined/ Performance Considerations	2017 Actions
Annual Base Salary	Attract and retain experienced executives by providing competitive foundational cash compensation.	Targeted at peer group median with adjustment based upon nature and levels of responsibility, experience and individual performance.	Base salaries for the named executive officers increased by 10.9% on average in 2017 to continue to bring compensation levels closer to our peer group median.
Annual Cash Incentives	Variable cash incentive to reward achievement of annual financial and strategic goals.	Based 100% upon Adjusted EBITDA , with Committee discretion to adjust the earned award up or down. Minimum goals for Adjusted EBITDA must be achieved for any bonus to be funded.	Actual Adjusted EBITDA, as adjusted, performance in 2017 of $420.4 million was equal to 99% of target EBITDA, which funded at 97% of target.
Performance Based Equity Awards
Variable equity-based awards, with vesting directly tied to cumulative Free Cash Flow per share performance measured over a three year period.
Encourages current decisions that generate free cash flow to operate our business and sustain our dividend, promote long-term value creation for stockholders, and align the named executive officers’ interests with stockholders.

Performance Equity Awards granted in 2017 will vest three years after grant based upon our cumulative Free Cash Flow per share, with vesting at 100% of target at $4.00 according to the following table:

In March 2017, the Committee granted 67% of target equity-based long-term incentives for the named executive officers in the form of Performance Equity Awards tied to cumulative Free Cash Flow per share over a three-year period.

As a result of the softness in our stock price relative to the three applicable indices, combined with the higher than standard market thresholds for vesting, TSR-based equity performance awards granted in 2015 did not result in any shares vesting in March 2018.

*Payouts are linearly interpolated for performance between breakpoints.
Restricted Stock Equity Awards	Shares of restricted stock that vest pro-rata over a three year period and pay dividends. Encourages retention of key talent and aligns the named executive officers’ interests with stockholders.	Shares vest pro rata, upon continued employment, on each anniversary date with actual value determined by stockholder returns during vesting period.
In March 2017, the Committee granted 33% of target equity-based long-term incentives for the named executive officers in the form of restricted stock vesting pro rata over a period of three years based upon continued employment.

Compensation Philosophy and Objectives
The Compensation Committee believes that a significant portion of annual and long-term compensation paid to our named executive officers should be closely aligned with our operating and financial performance on both a short-term and long-term basis. The goal of our executive compensation programs is to provide our executive officers with compensation and benefits that are fair, reasonable and competitive in the marketplace. These programs are intended to help us attract and retain qualified executives and to provide rewards that are linked to performance and risk management while also aligning the interests of these individuals with those of our stockholders.
Our incentive programs are generally broad-based. While providing specifically tailored incentives for our senior leadership team, we have also retained our philosophy that in order to provide incentives across the organization, our benefits programs must be broadly available to our officers and management-level employees. Accordingly, approximately 350 employees, ranging from certain managers, engineers and supervisors in our facilities to our senior officers, participate in our long-term incentive plan and receive equity-based awards.
The Compensation Committee has the following objectives in designing the programs:
Performance
The compensation and benefits we provided to our named executive officers in 2017 were structured to ensure that a significant portion of compensation opportunities are directly related to (a) our operating performance as reflected in our financial performance of Adjusted EBITDA, which is used in our cash incentive program for all eligible corporate officers and employees, including all named executive officers, (b) our financial performance over a multi-year period as reflected in our three-year cumulative Free Cash Flow per share, which is used in our Performance Equity Awards, and (c) our absolute total stockholder return, which impacts the earned value of equity compensation.
The Compensation Committee also considers individual performance in exercising its discretion to determine target pay opportunities and award compensation to named executive officers.
Alignment
In order to align the interests of our named executive officers with our stockholders, a significant portion of total target compensation each year is in the form of equity awards (e.g., in 2017 62% for our Chief Executive Officer and 50% on average for our other named executive officers) and a substantial majority of total target annual compensation is performance-based (e.g., in 2017 82% for our Chief Executive Officer and 71% on average for our other named executive officers).
We also have robust stock ownership guidelines for our officers, including our named executive officers. These guidelines create structural and objective means of assuring ownership and retention of shares of our common stock in value equal to a specified multiple of each officer’s base salary, increasing with levels of responsibility.
Retention
To promote retention of key talent, one-third of equity grants in 2017 were in the form of restricted stock awards earned on a pro rata basis over a period of three years, with vesting generally conditioned upon the employee’s continued employment with us on each vesting date. Further, Performance Equity Awards only vest after a period of three years, based upon our cumulative Free Cash Flow per share performance, which also promotes retention.
Competitiveness and Benchmarking
We offer total compensation packages at levels we believe are required to attract and retain qualified employees and officers, including named executive officers. In assessing appropriate levels of total compensation and benefits, the Compensation Committee uses a variety of benchmarking techniques and generally has compared our compensation levels to a market median. As a result of the change in our business profile over the past several years and the expansion of metals recycling and recovery efforts and other profiled waste solutions, as well as merger and acquisitions activity among the peer companies, the Compensation Committee, with the assistance of its independent compensation consultants and management, re-evaluated our peer group composition to reflect more appropriately our business mix and company size and developed a new customized peer group.
Customized Peer Group
As our business profile has evolved over time, the Compensation Committee has continued to re-evaluate our peer group composition. With the expansion of and growth of our (i) processing of profiled wastes and implementing comprehensive waste solutions for customers through CES with revenues of approximately $206.5 million in 2017 from less than $80 million in 2014, (ii) metals recovery and recycling business with volumes recovered increasing each year, and (iii) sales of energy into the spot markets and hedging arrangements instead of under long-term power purchase agreements, the Compensation Committee, with the advice of its independent compensation consultants, created a new customized peer group for 2017 that reduced the prior concentration on utilities and included a more diversified group of publicly-held companies that more closely resemble our size and current business with the goal of placing the Company towards the median in terms of revenue, EBITDA, net income and market capitalization.
Accordingly, the new peer group adopted by the Compensation Committee beginning in 2017 was composed of 15 companies with (i) median annual revenues as of December 31, 2017 of $2,306 million (Covanta $1,752 million); (ii) median annual EBITDA of $323 million (Covanta $280 million); (iii) median annual net income of $64 million (Covanta $57 million); (iv) median annual EBITDA margin of 14.8% (Covanta 16.0%); and (v) median market capitalization of $3,086 million (Covanta $2,208 million). The following table identifies the peer group companies along with their respective GICS sub-industry classifications:

GICS
Company	Sub-Industry
ALLETE	Electric Utilities
Babcock & Wilcox	Heavy Electrical Equipment
Calpine Corp.	Indep. Power Prod. & Energy Traders
Casella Waste	Environmental & Facilities Services
Clean Harbors	Environmental & Facilities Services
Commercial Metals	Steel
First Solar	Semiconductors
HB Fuller	Specialty Chemicals
Ormat Technologies	Renewable Electricity
PNM Resources	Electric Utilities
Schnitzer Steel	Steel
Sims Metal Mgmt	Steel
Stericycle	Environmental & Facilities Services
US Ecology	Environmental & Facilities Services
Waste Connections	Environmental & Facilities Services
Covanta	Environmental & Facilities Services
1 Peer group company median financial data derived from Standard & Poor’s Capital IQ and reflect adjustments by Standard & Poor’s intended to standardize information across companies. These adjustments may result in differences versus publicly reported financials as calculated in accordance with GAAP.

Role of Compensation Consultants
The Compensation Committee has periodically engaged independent compensation advisors at FW Cook to provide assistance and advice in carrying out its duties. Advisors from Frederic W. Cook & Co., Inc. ("FW Cook"), upon request by the Compensation Committee, have provided independent compensation advice on various aspects of executive compensation, including compensation payable to our executive officers and directors, reviewing compensation structures and recommendations presented by management, reviewing our peer group and other compensation matters. FW Cook advisers took their direction solely from, and provided their reports solely to, the Compensation Committee. Billing by FW Cook was provided directly to, and approved for payment by, the Compensation Committee.
The current relationship with FW Cook is exclusive to the Compensation Committee and is consistent with formal written procedures to maintain the independence of this relationship. At the request of the Compensation Committee, FW Cook addressed and confirmed their independence in writing to the Compensation Committee.
 Use of Consultants in Analysis of 2017 Compensation Program
At the request of the Compensation Committee, FW Cook assisted the Compensation Committee in (i) evaluating and updating the Company’s customized peer group; (ii) providing a benchmark of compensation practices and levels against the Company’s customized peer group to assist the Committee in its evaluation of compensation for our named executive officers; and (iii) reviewing proposals for future incentive compensation program design, including metrics to best align the interests of management and the stockholders.
Annual Compensation Process
 Our annual compensation review is undertaken at the direction and under the supervision of the Compensation Committee. Other than our Chief Executive Officer working with our Chief Financial Officer and Chief Human Resources Officer, no executive officers are involved in making recommendations for executive officer compensation. No officers are involved in determining director compensation. Following the review process, the Compensation Committee discusses the review process and compensation determinations with the non-management members of the Board, and approves the annual base salary, equity award grants, incentive cash award targets and financial metrics for the upcoming year and incentive cash awards for the prior year for the named executive officers.
Specifically, the Compensation Committee approves:

•the targets for Adjusted EBITDA for the performance criteria of the annual cash incentive awards;
•the form and amount or dollar value of equity awards; and
•the vesting criteria, including any performance-based criteria, and vesting dates for equity awards.
In the first quarter of each year, the Compensation Committee reviews management’s recommendations and our historical pay and performance information. The Compensation Committee’s review includes approval of the value of restricted stock and performance based equity award grants. It is generally the Compensation Committee’s policy to authorize and grant equity awards as of the date of the Board of Directors meeting at which such awards are ratified by the non-management members of the Board of Directors upon the recommendation of the Compensation Committee, based upon the closing price of our common stock on the date of the award.
Periodically throughout the year, the Compensation Committee may discuss, as appropriate, the philosophy for the overall compensation program, and decide whether changes should be made in particular program components or whether special awards are appropriate or desirable during the current year or for future periods.
In 2017, the Compensation Committee used analysis of historic awards and tally sheets to assist in analyzing the named executive officers’ total compensation and various elements of their compensation and benefits, as well as potential payments in the event of a change in control. The tally sheets provided an additional macro level data point and long-term “check and balance” to the compensation process, which is typically more focused on the micro level and annual aspects of the individual components of compensation. The tally sheets also provided the Compensation Committee with information regarding the value of unvested outstanding equity awards for retention purposes and the wealth accumulation of our executive officers in the form of cumulative equity awards, the value of realized and unrealized awards and then current equity holdings. The Compensation Committee also examined equity wealth accumulation through its review of the named executive officers’ compliance with their respective stock ownership guidelines.
The Compensation Committee retains the authority to increase or decrease compensation based upon its review of tally sheets, and did note the impact of unrealized awards on overall compensation and accumulated wealth in 2017.

 Overview of 2017 Compensation Structure
In order to align the interests of management and stockholders, the components of compensation for our named executive officers are focused on measurable, objective financial performance measures that are important to our stockholders. Adjusted EBITDA, which the Company uses to assess short-term profitability, cost control and growth, was used as the sole financial performance measure used for awards under our annual cash incentive program and cumulative Free Cash Flow per share, which the Company uses to assess the Company’s ability to continue to generate sufficient cash flow to enable the Company to sustain its practice of returning capital to its stockholders, but which is better viewed over a longer term period due to its large year-over-year swings resulting from timing differences in working capital, was used as the sole financial performance measure over a three year period to determine vesting under our Performance Equity Awards. Although individual strategic performance goals were not used as a specific component of compensation, the Compensation Committee continued to evaluate strategic performance accomplishments and retained discretion to adjust earned bonus amounts and/or long-term incentive grant values to recognize the benefits to the Company of individual performance. Further, in order to mitigate the impact of severe volatility, both positive and negative, in commodity prices variances, a floor and ceiling on commodity prices was imputed into the Adjusted EBITDA calculation to adjust commodities produced and sold during the year based on the commodity price levels anticipated at the time the target level of Adjusted EBITDA was set. Actual commodity prices during 2017 were between the floor and ceiling such that no related adjustments were made to Adjusted EBITDA.
Along with the introduction of a customized peer group that was viewed as more representative of our business and more reflective of the competitive pressure for hiring and retaining key employees, certain adjustments were made to 2017 compensation levels of our named executive officers consistent with our philosophy of targeting the median level of compensation within our peer group.
Components of Total Compensation
Our compensation and benefits package for named executive officers consists of direct compensation and company-sponsored benefit plans. Each component is designed to contribute to a total compensation package that is competitive and appropriately performance-based, and to create incentives for our named executive officers that coincide with our goals and intentions.
Direct Compensation
Direct compensation in 2017 consisted of base salaries, annual cash incentives, and long-term incentive equity awards in the form of time-based vesting restricted stock grants and performance-based vesting Performance Equity Awards. Other than base salary, all elements of direct compensation included a component that was directly linked to our performance. By creating these links, we seek to achieve our objectives of performance-based, cost-effective compensation programs. There are no formulas to determine annual base compensation. When setting target direct compensation opportunities, we generally target the market median, but we may also consider other factors, such as competition for certain executive skills and internal needs, an executive’s experience, recent individual performance and the Company’s strategic priorities. For example, in order to fill vacancies or new positions, or retain certain individuals, we may offer base salaries above the applicable market median or make other compensation adjustments in order to bring our named executive officers closer to the targeted market median. Further, named executive officers who have significant experience and have demonstrated sustained superior performance over time also may have salaries or other elements of compensation above the applicable market median.
Base Salary

•
Purpose:  Base salary is the fixed component of direct compensation and is designed to attract and retain experienced executives who can operate our business in a manner to achieve our short-term and long-term business goals and objectives.

•
Performance drivers:  While a named executive officer’s initial base salary is determined by an assessment of competitive market levels, the major factor driving changes in such base salary will be that named executive officer’s individual performance measured by his or her satisfaction of internal objectives specific to such named executive officer and his assigned responsibilities.

•
Other Factors:  We may also consider various external factors, such as competition for certain executive skills and internal needs, when setting annual base salaries. Although we have historically granted regular, annual merit-based salary increases to officers and salary adjustments as needed to reflect changes in role, responsibility and the competitive environment, such increases are not automatic. Further, we also consider overall levels of compensation in making compensation decisions, and attempt to balance annual base salary amounts with performance-based measures of compensation, such as incentive cash awards and equity awards.

•
2017: Base salaries for our named executive officers were increased by approximately 10.9% on average in 2017 reflecting promotions or expansion of responsibilities and increases to bring cash compensation levels of our named executive officers more in line with the median level of our peer group as part of an effort to ensure competitive total compensation and to retain employees critical to our success.

Performance-Based Compensation
Annual Cash Incentives

•	Purpose: The annual cash incentive award is a variable performance-based compensation component designed to reward the achievement of annual financial and strategic goals.

•
Application of Performance Measures:  As noted above, annual cash bonus awards in 2017 for our named executive officers were based upon achieving objectives measured by our actual Adjusted EBITDA compared to the target for Adjusted EBITDA. Minimum levels of Adjusted EBITDA must be achieved for any bonus to fund regardless of individual performance. Where such minimum levels are not reached the pool is not funded and no annual cash incentive awards are paid.

•
Target Bonus:  The Compensation Committee also set a “target” bonus level for each of the named executive officers which was a stated percentage of such officer’s base salary. These target levels in 2017 were 110% for the Chief Executive Officer and ranged from 65% to 75% for the other named executive officers.

•
2017: Actual Adjusted EBITDA, as adjusted, was $420.4 million in 2017, or 99% of target Adjusted EBITDA as a result of strong operational performance, which resulted in initially funded bonus at 97% of target.

Adjusted EBITDA Performance Goals
For 2017, the Compensation Committee adopted “minimum,” “threshold,” “target” and “stretch” goal levels for the Adjusted EBITDA. Based on our 2017 budget, which was approved by our full Board in December 2016, these levels were reviewed by the Compensation Committee in February 2017 and approved by the Compensation Committee for the full year 2017 performance on a prospective basis as part of the annual compensation process. We measured financial performance results with a percentage that is calculated from the difference between the “target” and actual level achieved, in accordance with the following table:

Adjusted EBITDA Performance Level	Payout (% of Target Bonus)	Adjusted EBITDA as % of Target
< Minimum	0%	79.9%
Threshold	50%	80%
Target	100%	100%
>=Stretch	200%	120%

Between each of the foregoing levels, results are interpolated within each category to calculate specific incentive cash award percentages. Incentive cash awards are capped at 200% of target levels for all named executive officers.

The Compensation Committee retains the discretion to make adjustments to the results for any given year. Reasons for adjustments could include removing the effects of unanticipated events, such as accounting changes, project restructurings, timing of working capital, payments of cash bonuses in subsequent calendar years but relating back to the prior calendar year, insurance payments relating to different calendar years, balance sheet adjustments and similar items, which unless excluded would produce unintended consequences that are inconsistent with the goals of aligning the interests of named executive officers with our stockholders and of providing financial incentives to named executive officers to effectively implement our business plan and goals. Adjustments were made to the calculations of Adjusted EBITDA in 2017 relating to (i) expected business interruption insurance coverage payments associated with the shutdown of the Fairfax County facility and loss of business in 2017 for which claims were made in 2017 but for which payments are expected to be received in 2018; (ii) removal of business interruption insurance coverage payments relating to the Plymouth facility associated with a shutdown in 2016 but paid in 2017; and (iii) the impact on operations of damage caused by Hurricane Irma on two facilities in Florida. These adjustments reflected equitable adjustments consistent with past practices and a corresponding reverse adjustment to Adjusted EBITDA will be made in 2018 to remove an amount equal to the adjustment relating to the payment of business interruption insurance for the Fairfax County facility losses. Further, in order to mitigate the impact of severe volatility, both positive and negative, in commodity price variances, a floor and ceiling on commodity prices may be imputed into the Adjusted EBITDA calculation to adjust commodities produced and sold during the year based on the commodity price levels anticipated at the time the target level of Adjusted EBITDA was set. Actual commodity prices during 2017 were between the floor and ceiling such that no adjustments were made to Adjusted EBITDA for commodity prices.
The following table summarizes the historical performance targets for Adjusted EBITDA and the variances from targets for payout purposes, as calculated in accordance with the foregoing linear pro-rations for the last three years (dollars in millions):

Adjusted EBITDA

	Target Adjusted EBITDA (in millions)	Actual Adjusted EBITDA, As Adjusted (in millions)	Payout Variances (% of Target)
2015 [1]	$520.0	$428.0	0%
2016 [1]	$420.0	$417.0	95%
2017	$425.0	$420.4	97%
1 In 2015, financial performance under the annual cash incentive program was based on a combination of Adjusted EBITDA and Free Cash Flow. Financial performance was weighted 67%, and strategic performance was weighted 33%. In 2016, funding of annual cash incentive awards was based 100% on Adjusted EBITDA.

While budgets and operational targets are reset each year and reviewed and approved by the Board, the Compensation Committee seeks to set financial performance target levels for purposes of the annual incentive cash awards that continue to challenge management, but are achievable if certain conditions are satisfied, including, in particular the following:

•	we continue to operate our business consistent with the historically high standards of efficiency, production, safety and environmental performance;

•	we continue to control our costs of conducting our business and operations;

•
external market forces and pricing are consistent with expectations (at the time we establish our annual budgets) in key areas, including waste, energy, commodity and scrap metal prices and interest rates;

•	third parties, including communities we serve and the purchasers of the energy we generate, continue to remain financially sound and satisfy their contractual obligations to us; and

•
we do not experience unforeseen events, such as weather, flooding, accidents or fires at our facilities, acts of God, pandemics, natural disasters, terrorism or other casualty events, that have a material adverse impact on our financial results.

Consequently, our ability to achieve the “target” level of the Financial Performance Measures each year is heavily dependent not only upon factors within our control, but also upon other conditions over which we have no control. There has always been substantial uncertainty with respect to achieving the target level at the time that the goals for financial performance measures are set and communicated. During prior years, performance resulted in awards below the target levels and it was increasingly necessary for us to seek new and different ways to conduct our business to maintain operating efficiencies and levels of performance; and to find and capitalize on opportunities to expand or improve our profitability. A sharp and precipitous decline in commodities prices well below historical levels in 2015, including ferrous and non-ferrous metals and energy, coupled with losses associated with the Durham-York construction project, resulted in our failure to achieve the minimum levels of Adjusted EBITDA and Free Cash Flow necessary to fund the bonus pool for 2015. In 2016, we moved Free Cash Flow to the performance vesting criteria for long-term equity awards and retained Adjusted EBITDA as the sole financial performance measure for purposes of the non-equity incentive compensation plan. Adjusted EBITDA in 2016, as adjusted for certain accounting changes and the further impact of litigation accruals, was $417 million, or 99% of the $420 million target, resulting in incentive cash bonus payouts at 95% of target. In 2017, strong performance offset by the loss of certain revenues associated with the extended shutdown of the Fairfax County facility following a fire in February 2017 resulting in actual Adjusted EBITDA of $408.4 million, which was adjusted to $420.4 million, as described above, or 99% of the $425 million Adjusted EBITDA target, resulting in initial funding of cash bonuses at 97% of target. In 2017, the threshold level was set at 80% of target, or $340 million, and the maximum was set at 120% of target at $510 million of Adjusted EBITDA. Our ability to meet or exceed performance targets in the future will depend upon a variety of factors, including execution of our strategy, contract transitions, managing our exposure to market pricing, competition in our sector, and the age of our facilities and related increased need for additional maintenance expenditures. As a result, it has been and may continue in the future to be, more difficult for our named executive officers to continue to receive incentive cash awards at or near the “target” level and equity awards granted in prior years to be achieved.
In addition, the Compensation Committee retains the authority and discretion to increase or decrease the size of any performance-based award or payout. The Compensation Committee exercised such authority and discretion in 2017 with respect to awards to named executive officers, raising the cash incentive awards to Messrs. Helgeson and Simpson for their work in the successful refinancing of $400 million of publicly held senior unsecured debt and of the Dublin project and negotiating the arrangements for the strategic partnership and joint venture with GIG, and with respect to Mr. Veenhof for his efforts leading the extensions of several service contracts and for creating additional value from our EfW assets. At the request of Mr. Jones, the Compensation Committee also exercised its discretion to reduce the awards to Messrs. Jones and de Castro to demonstrate the Company’s commitment to safety throughout the organization.
Overall Performance
The following table compares the award earned by each of the named executive officers, as compared to their respective target bonus opportunity, in each of the last three years:

Named Executive Officer	2015 Award (% of target)	2016 Award[1] (% of target)	2017 Award (% of target)
Stephen Jones[2]	0	95	95
Bradford J. Helgeson	0	95	107
Michael J. de Castro	0	100	95
Derek Veenhof	0	100	100
Timothy J. Simpson	0	95	102
1 Beginning in 2016 Free Cash Flow was removed as a financial performance measure from the annual cash bonus. While individual performance components were also removed, the Compensation Committee retained the discretion to adjust awards based upon individual strategic performance. All awards starting in 2016 related solely to Adjusted EBITDA.
2 On March 5, 2015, pursuant to agreements entered into on January 5, 2015, Mr. Jones succeeded Anthony J. Orlando as President and Chief Executive Officer. Under his Employment Letter Agreement, the Compensation Committee agreed to award Mr. Jones a cash incentive award equal to 100% of his target cash incentive award as part of his incoming compensation arrangements. In light of the fact that none of the management team would be receiving any cash incentive awards, Mr. Jones requested that his guarantee be waived and that he not receive a cash incentive award payment for 2015.
As described above, the foregoing awards were consistent with our financial and strategic performance and consistent with the Compensation Committee’s philosophy that individual and company performance above targets would result in corresponding awards in excess of target bonus opportunities while performance below targets would result in corresponding awards below target bonus opportunities. The sharp and precipitous decline in commodities prices starting at the beginning of 2015 combined with losses associated with the Durham-York project, resulted in Adjusted EBITDA and Free Cash Flow not achieving minimum levels for funding the cash incentive bonus pool; and accordingly no cash incentive awards were made in 2015. In 2016, strong operational performance resulted in Adjusted EBITDA, as adjusted for the impact of certain accounting changes and the further impact of additional litigation accruals, of $417 million, or 99% of the $420 million target, resulting in payout at 95% of target. Bonuses for 2016 were based 100% on Adjusted EBITDA (there was no strategic performance component). In 2017, continued strong operational performance, highlighted by organic growth, growth in metals management and recovery and growth in environmental services and profiled waste, resulted in Adjusted EBITDA, as adjusted, of $420.4 million, or 99% of the $425 million target, resulting in a payout at 97% of target.

Long-term Incentive Equity Awards

•	Purpose: Long-term incentive equity awards are designed to attract and retain executives, and to strengthen the link between compensation and increased stockholder value.

•
Forms of Equity Awards:  In 2017, the Compensation Committee granted a combination of time-vesting and performance-vesting restricted stock. In 2017, our Chief Executive Officer received equity awards with target grant-date fair values equal to 3.4 times and our other named executive officers received equity awards with target grant-date fair values ranging from 1.55 to 2.0 times, respectively, their annual base salaries, with two-thirds in the form of Performance Equity Awards and one-third in the form of time vesting restricted stock awards.

•
Performance Equity Awards - Performance and Vesting Criteria:  Performance Equity Awards are in the form of restricted stock units that are earned and vested three years after grant based upon our three-year cumulative Free Cash Flow per share performance, according to the following table (with payouts linearly interpolated for performance between levels):

Cumulative Free Cash Flow per Share (2017-2019)	Payout Factor (% of Target Shares)
<$3.00	0%
$3.00	50%
$4.00	100%
$4.50	150%
$5.00	200%

•	Restricted Stock Awards - Vesting: Restricted stock awards granted in 2017 vest in three equal tranches on March 19, 2018, March 18, 2019 and March 17, 2020.
The Compensation Committee does not have a specific policy or practice to time equity awards to the release of earnings or other material non-public information. However, the Compensation Committee may determine the value of an equity award but not issue or establish the number of shares or share units while in possession of material non-public information, such as a material pending transaction. Our practice is not to accelerate or delay the disclosure of material non-public information, whether favorable or unfavorable, but to make such disclosures when appropriate or required by applicable securities laws. In order not to unduly benefit or harm officers and employees, we have in the past postponed, and would consider postponing in the future, the issuance of awards until after the material non-public information has been publicly disclosed or is no longer considered to be material information.
The size of individual long-term incentive equity awards is determined using compensation guidelines developed based on competitive benchmarks. Within those guidelines, actual award recommendations are based on individual, and where applicable, business area performance. Vesting for awards is contingent upon continued employment through the full three-year performance period, with certain limited exceptions, including retirement at the age of 65 or older or, beginning in 2018, early retirement if the sum of the employee's age and years of service equal or exceed 75.
With the importance of aligning the interests of management with our stockholders and assuring that a significant component of our named executive officers’ compensation is tied to performance, as part of aligning the 2017 compensation opportunities for our named executive officers closer to the peer group median, we increased target equity awards to Mr. Veenhof and Mr. de Castro and, to reflect their strong individual performance, we increased the target equity awards to Mr. Helgeson and Mr. Simpson.
CEO Compensation
The Compensation Committee believes that the compensation of our named executive officers should have a very significant component which is not fixed but is “at risk” and performance-based. The Compensation Committee believes that the Chief Executive Officer has the most control and responsibility for our overall performance of any officer and, accordingly, it is appropriate that he have the greatest percentage of compensation at risk and tied to our overall performance.
Taking into account the Compensation Committee’s philosophy and the need to provide a competitive compensation package compared to our peer group, following several years of demonstrated performance and leadership beginning in a difficult 2015 in which he voluntarily elected to waive his guaranteed cash bonus payment since no bonuses were being paid to employees under the cash incentive plan, in order to retain and properly incentivize a new chief executive officer of the caliber of Mr. Jones, the Compensation Committee took notice that Mr. Jones’ target compensation opportunity was closer to the 25th percentile than the median level and increased his compensation materially in 2017 to move him closer to the median of the peer group. Consistent with our pay for performance and alignment with stockholders’ philosophies, the most significant portions of the increases in compensation were made in his equity compensation, of which two-thirds was performance-based. Further, due to his responsibility for our performance as Chief Executive Officer, consistent with the intents and purposes of the compensation structure, it was contemplated that Mr. Jones’ compensation would be materially higher than other named executive officers.

Accordingly, Mr. Jones’ annual compensation for 2017 as President and Chief Executive Officer was set as follows: (1) annual base salary of $800,000; (2) target non-equity incentive compensation of 110% of his annual base salary; and (3) target grant-date fair value of equity compensation equal to 340% of his annual base salary, structured consistently with annual equity awards to other named executive officers of two-thirds, or $1,822,400, in the form of Performance Equity Awards and one-third, or $897,600, in the form of time-based restricted stock equity awards vesting pro rata over a period of three years.
2018 Compensation Arrangements
In response to stockholder comments and requests to include a direct connection between our stock’s performance and the compensation realized by our officers and employees, we re-examined the use of TSR Equity Awards with our independent advisors and re-introduced TSR Equity Awards in 2018 as one of the components of performance-based equity compensation. Rather than measure our TSR relative to the prior indices of the Standard and Poor’s Midcap 400 Index, the Dow Jones US Conventional Electricity Index, and the Dow Jones US Waste & Disposal Services Index, we determined to compare our TSR against the companies that we view as more of our direct peers. Accordingly, consistent with our compensation adjustments relative to our new customized peer group of 15 companies, we determined that a portion of the performance-based equity compensation for our participating employees and officers, including our named executive officers, should be directly tied to our relative TSR performance against these same companies. Vesting of the TSR Equity Awards will be against metrics consistent with market practices and our peers with vesting determined by the Company’s relative TSR percentile rank versus the companies in the peer group as follows:

Relative TSR Percentile Rank [1]	Payout (% of Target Shares)
<25th percentile	—%
25th percentile	50%
50th percentile	100%
70th percentile	150%
<90th percentile	200%
1 Performance between designated percentiles above the threshold 25th percentile linearly prorated.
Consequently, performance-based equity awards granted in 2018 will have a significant component tied to the Company’s relative TSR as measured against these same peers over a three year performance period. In this way the performance-based equity compensation for our officers, including our named executive officers, will be measured both by a critical internal measure of financial performance (e.g., cumulative Free Cash Flow per share) measured over a three year performance period and an external measure of financial performance (e.g., relative cumulative TSR) measured over a three year performance period as compared to the same peers against which our compensation is benchmarked.
In December 2017, the Company entered into a new strategic partnership with GIG to significantly expand our EfW business in the United Kingdom and Ireland, and in February, 2018 sold a 50% interest in our Dublin project to the joint venture with GIG, which effectively funded our initial combined pipeline of six future development projects. The Company retained full operational control of the Dublin EfW facility under an operations and management contract. While these transactions were for the benefit of all of our stockholders as we create a platform to develop waste infrastructure projects, the Compensation Committee noted that at least 50% of the Free Cash Flow generated by the Dublin facility would no longer be consolidated and included in the cumulative Free Cash Flow as contemplated by the outstanding Performance Equity Awards and would materially and adversely impact the ability of our employees to earn their equity incentive compensation on outstanding awards, as measured by our cumulative Free Cash Flow per share. Accordingly, in order to retain the equity and incentives of the outstanding Performance Equity Awards, the Compensation Committee determined that it would equitably adjust the determination of vesting levels under the outstanding equity awards for the remainder of the performance periods under such awards by adjusting the cumulative Free Cash Flow per share as if the Dublin EfW facility was still wholly-owned by the Company, as contemplated by such awards when granted.
Other material changes in compensation arrangements for 2018 include the formal extension and inclusion of the “Rule of 75” for early retirement providing continued vesting of outstanding time-based equity awards for employees whose sum of age and years of service equals at least 75.
Employment Arrangements
In order to retain the greatest flexibility on compensation decisions, none of our named executive officers have employment agreements. Instead, we incorporated into our standard forms of equity award agreements, primarily for Vice Presidents and higher, the terms of restrictive covenants covering non-competition, non-solicitation, confidentiality and assignment of intellectual property rights. In addition, we provide severance benefits under our severance policy to specified senior officers, including all named executive officers, payable over a period that matches the length of the applicable restrictive covenants. Severance is payable in the event that an eligible employee is terminated for reasons other than cause. See also “Severance Plan and Potential Payments upon Termination or Change in Control” below in this proxy statement for more information regarding the severance plan and payments following a change in control. For the purposes of the severance plan, “cause” is defined to include the following:
•an employee’s failure or refusal to perform the duties of his or her employment in a reasonably satisfactory manner;
•fraud or other act of dishonesty;
•serious misconduct in connection with the performance of his or her duties;
•material violation of any applicable policies or procedures;
•conviction of, or plea of nolo contendere to, a felony or other crime; or
•other conduct that has or reasonably is expected to result in material injury to our business or reputation.
The 24 month severance term for our Chief Executive Officer is longer than the 18 month severance term for other named executive officers because we desired the benefits to us of extended non-competition and non-solicitation covenant periods. Similarly, the 18 month severance period for our Executive Vice Presidents, Senior Vice Presidents, and Chief Accounting Officer and Treasurer, which includes the other named executive officers, is longer than other eligible employees because we also desired the benefits of their relatively longer restrictive covenant periods.
Company-Sponsored Benefit Plans
Consistent with our philosophy of providing the same forms of compensation throughout a broad spectrum of our managerial base, our executives are eligible to participate in the same benefit plans as those offered to all other non-union employees. We have not provided any perquisites to our named executive officers in any of the last three years.
Insurance Plans
The core insurance package includes health, dental, disability, AD&D and basic group life insurance coverage.
Retirement Plans
We provide a qualified 401(k) retirement plan to all eligible employees, including our named executive officers under which named executive officers may elect to contribute a fixed percentage of their earnings into this plan, up to the limit prescribed for 2017 by the IRS of $270,000 in annual earnings. We provide a matching contribution of 100% of the first 3% of an individual's eligible earnings, and 50% of the next 2% of such individual's eligible earnings up to the IRS limit. Our matching contributions are immediately vested. In addition, we provide eligible employees, including named executive officers, a qualified defined contribution retirement plan. We contribute to this defined contribution plan an amount equal to 3% of an individual's annual eligible compensation as defined in the plan document up to the IRS annual compensation limit, which was $270,000 in 2017. Contributions to the defined contribution plan vest in equal amounts over a five-year period based on continued employment.
We also maintain a non-qualified supplemental defined benefit plan to those of our employees, including those named executive officers, who participated in the Covanta Energy Pension Plan, a qualified defined benefit pension plan, prior to its termination in 2012.
Determining Benefit Levels
The Compensation Committee reviews benefit levels periodically to ensure that the plans and programs create the desired incentives for our employees, including named executive officers, which are generally competitive with the applicable marketplace, are cost-effective, and support our human capital needs. Benefit levels are not tied to company, business area or individual performance. In part due to the stock ownership guidelines that we have adopted for our officers and officers of our subsidiary Covanta Energy, we have not reviewed or tied retirement benefits to gains realized upon the exercise of stock options or the sale of restricted stock.
Compensation Policies
Stock Ownership Guidelines
Our Board believes that it is important for all of our officers, including officers of our subsidiary Covanta Energy, to acquire and maintain a substantial equity ownership position in our company. Accordingly, we have established stock ownership guidelines for our officers in order to specifically identify and align the interests of our officers with our stockholders and focus attention on managing our business as an equity owner. Shares counted as ownership include shares owned outright and time-based restricted stock awards. Officers are given five years to reach their target ownership levels. Transition periods are provided for individuals who have been promoted. The current guidelines are as follows:

Title	Multiple of Base Salary
Chief Executive Officer	4.0 x Base Salary
Executive Vice Presidents	3.0 x Base Salary
Senior Vice Presidents	2.0 x Base Salary
Vice Presidents	1.0 x Base Salary

The Compensation Committee has the sole discretion and authority to modify the stock ownership guidelines at any time.
Insider Derivative and Short-Sale Trading Restrictions
In order to avoid any appearance of a conflict of interest and to prevent opportunities for trading in violation of applicable securities laws, it is our policy that our employees, including our officers and directors, may not purchase or sell options on our common stock, nor engage in short sales with respect to our common stock. Also, we prohibit trading by employees, officers and directors in puts, calls, straddles, equity swaps or other derivative securities that are linked directly to our common stock. These prohibitions prevent our employees, officers and directors from hedging the economic risk inherent with their ownership of our common stock.
Return and/or Forfeiture of Performance-Based Payments or Awards
Pursuant to a policy formally adopted by our Board and as provided in our equity award agreements and in our 2014 Equity Award Plan, as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or of any applicable laws, rules or regulations promulgated by the Securities and Exchange Commission from time to time, if any stock award or other payment is based upon the satisfaction of financial performance metrics which are subsequently reversed due to a restatement or reclassification of financial results of the Company (excluding certain changes in financial statement presentation that may be excluded from such rules or regulations), then any payments made or awards granted shall be returned and forfeited or recovered to the extent required and as provided by applicable laws, rules, regulations or listing requirements.
Tax Considerations
We generally will be entitled to a tax deduction in connection with awards under the 2014 Equity Award Plan in an amount equal to the ordinary income realized by participants and at the time the participants recognize such income. Special rules limit the deductibility of compensation paid to our named executive officers.
Under section 162(m) of the Tax Code through December 31, 2017, the annual compensation paid to each named executive officer was deductible to the extent it did not exceed $1,000,000 or satisfied certain conditions set forth in section 162(m) relating to qualifying performance-based compensation plans. Qualifying performance-based compensation consisted of compensation paid only if the individual’s performance met pre-established objective goals based on performance criteria approved by stockholders. The grants of Performance Equity Awards were designed to satisfy the requirements for deductible compensation; the grant of restricted stock awards did not because such awards were time vesting only. However, the Compensation Committee retained the discretion to award compensation that exceeded section 162(m)’s deductibility limit.
With amendments to federal tax laws under the Tax Cut and Jobs Act of 2017, effective for tax years after December 31, 2017, the Tax Cut and Jobs Act repealed the exception for performance-based compensation under section 162(m) so that all compensation paid to covered employees, which includes our named executive officers, beginning in 2018 in excess of $1 million will be nondeductible, including post-termination and post-death payments, severance, deferred compensation and payments from nonqualified plans. The Tax Cut and Jobs Act also modified the definition of a covered employee to include the chief executive officer, the chief financial officer and the three highest paid executive officers other than the chief executive officer and chief financial officer. In addition, once an individual becomes a covered employee for any taxable year beginning after December 31, 2016, that individual will remain a covered employee for all future years, including after termination of employment or even death.
Further, because of uncertainties as to the scope of the transition relief under provisions of the Tax Cut and Jobs Act repealing the performance-based compensation exception, no assurances can be given as to whether awards made in 2017 and paid in 2018 will be deductible can be given until the Internal Revenue Service provides additional guidance. Given the material net operating losses, compensation expenses were not currently deductible and we do not expect the change in law to have a material adverse impact.

COMPENSATION COMMITTEE REPORT
 The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon the review and discussions, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017. This report is provided by the following independent directors, who, except as set forth below, comprised the Compensation Committee throughout 2017 and through the date hereof:
Jean Smith (Chair)
Linda Fisher (as of May 4, 2017)
Peter C.B. Bynoe
Robert S. Silberman (Through May 4, 2017)

Summary Compensation Table For The Year Ended December 31, 2017
The following table sets forth the compensation for the services in all capacities to us or our subsidiary companies for the years ended December 31, 2017, 2016 and 2015 of (a) our Chief Executive Officer, (b) our Chief Financial Officer, and (c) the three most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, employed by us as of December 31, 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (1) ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2) ($)	All Other Compensation (3)($)	Total ($)
Stephen J. Jones	2017	$800,000	$—		$2,720,000	(4)	$836,000	$—	$19,800	$4,375,800
President & Chief Executive Officer	2016	$725,000	$—		$1,812,520	(5)	$688,750	$—	$57,855	$3,284,125
	2015	$675,000	$—		$1,103,929		$—	$—	$34,450	$1,813,379

Bradford J. Helgeson	2017	$450,000	$—		$900,000	(4)	$360,100	$—	$9,083	$1,719,183
Executive Vice President & Chief Financial Officer	2016	$400,000	$—		$600,000	(5)	$266,000	$—	$62,762	$1,328,762
	2015	$365,050	$60,000	(6)	$1,052,516	(7)	$—	$—	$22,350	$1,499,916

Timothy J. Simpson	2017	$391,400	$—		$606,825	(4)	$259,100	$73,341	$19,755	$1,350,421
Executive Vice President General Counsel & Secretary	2016	$380,000	$—		$760,000	(5)	$234,650	$34,956	$78,065	$1,487,671
	2015	$373,100	$—		$457,642		$—	$—	$61,433	$892,175

Michael J. de Castro	2017	$400,000	$—		$640,000	(4)	$266,200	$—	$19,774	$1,325,974
Executive Vice President, Supply Chain	2016	$350,000	$—		$700,000		$227,500	$—	$34,146	$1,311,646
	2015	$154,615	$50,000	(8)	$120,012	(9)	$—	$—	$4,882	$329,509

Derek W. Veenhof	2017	$400,000	$—		$640,000	(4)	$279,700	$—	$19,774	$1,339,474
Executive Vice President, Sustainable Solutions	2016	$350,000	$—		$700,000	(5)	$227,500	$—	$34,146	$1,311,646
	2015	$335,160	$—		$411,127		$—	$—	$19,283	$765,570

(1)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value for time-based restricted stock is computed using the closing price of the shares on the grant date. The grant date fair value for the performance total stockholder return (“TSR”)-based restricted stock units was calculated by using a Monte Carlo simulation, which produced a probable value for the awards at $15.98 per share for the 2015 grant. The TSR-based equity awards will vest at the end of the three-year vesting term, however, the number of shares delivered will vary based upon the attained level of performance and may range from 0 to 2.0 times the number of target units awarded. The TSR-based equity awards granted in 2015 and vesting in March 2018 are not expected to have any value and will not vest. The grant date fair value for the Performance Equity Awards measured by cumulative Free Cash Flow per share performance-based equity awards granted in 2016 and 2017 were computed using the closing price of the common stock on the grant date. The Performance Equity Awards will vest at the end of the three-year performance period, however, the number of shares delivered will vary based upon the attained level of performance and may range from 0 to 2.0 times the number of target units awarded.

(2)
The amounts shown for Mr. Simpson in this column are attributable to the change in actuarial present value of the accumulated benefit under a supplemental benefit plan that was frozen in 2009, at December 31, of the applicable year, as compared to December 31, of the immediately preceding year. The actual change in pension value in 2015 was negative $29,092 and pursuant to SEC guidance, this amount has been omitted from the table.

(3)	The amounts shown in this column for 2017 consist of the following components:

Name	Company 401(k) Match(a)	Company Contribution to Defined Contribution Plan(b)	Life Insurance Premiums Paid by Company	Total
Stephen J. Jones	$10,800	$8,100	$900	$19,800
Bradford J. Helgeson	$—	$8,100	$983	$9,083
Timothy J. Simpson	$10,800	$8,100	$855	$19,755
Michael J. de Castro	$10,800	$8,100	$874	$19,774
Derek W. Veenhof	$10,800	$8,100	$874	$19,774

(a)
Represents matching contributions to the 401(k) account under the Covanta Energy Savings Plan of each named executive officer. See the description of the plan in “Retirement Plans” for more information.

(b)
Represents contributions to the defined contribution retirement plan account under the Covanta Energy Savings Plan of each named executive officer. See the description of the plan in “Retirement Plans” for more information.

(4)
Includes $16.30 of grant date fair value for restricted stock unit Performance Equity Awards based upon cumulative Free Cash Flow per share and time-based restricted stock or restricted stock unit awards granted in 2017.

(5)
Includes $15.11 of grant date fair value for restricted stock unit Performance Equity Awards based upon cumulative Free Cash Flow per share and time-based restricted stock or restricted stock unit awards granted in 2016.

(6)	Represents a portion of a special cash bonus for 2014 that had been held back pending successful operational implementation of certain cost saving and operational efficiency efforts.

(7)
Includes award of performance based restricted stock units, valued at the time of grant at $604,725 for Mr. Helgeson. This award vests after a period of at least three years based upon successful achievement of specified criteria and confirmation of a bring-down calculation by the Compensation Committee.

(8)	Represents a new hire bonus received in July 2015.

(9)	Represents a restricted stock award upon commencement of employment vesting pro rata over four years beginning in March 2016.

Equity Award Plans
All equity awards made to the named executive officers in 2017 were made pursuant to the 2014 equity award plan for employees and officers, which we refer to as the “2014 Equity Award Plan.” The 2014 Equity Award Plan is administered by the Compensation Committee of our Board. Awards under the 2014 Equity Award Plan were granted to employees (including officers) of the Company, its subsidiaries and affiliates. The 2014 Equity Award Plan provides for awards to be made in the form of (a) shares of restricted stock, (b) incentive stock options, (c) non-qualified stock options, (d) stock appreciation rights, (e) performance awards, (f) restricted stock units or (g) other stock-based awards which relate to or serve a similar function to the awards described above. Awards could be made on a stand-alone, combination or tandem basis.
As of March 12, 2018, there were 3,204,944 shares of common stock available for issuance under the 2014 Equity Award Plan, and no recipient under the Plan may be granted awards in any calendar year with respect to more than 250,000 shares of restricted stock; or restricted stock units and options to purchase 650,000 shares, 250,000 performance shares or $5.0 million of performance units.
The following table provides information on both equity incentive awards that were made under the 2014 Equity Award Plan and incentive cash awards made during the year ended December 31, 2017.
Grants of Plan-Based Awards — 2017

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)
Stephen J. Jones		$440,000	$880,000	$1,760,000	—	—	—	—	—	—	$—
	March 2, 2017	$—	$—	$—	55,902	111,804	223,608	—	—	—	$1,822,400
	March 2, 2017	$—	$—	$—	—	—	—	55,067	—	—	$897,600

Bradford J. Helgeson		$168,750	$337,500	$675,000	—	—	—	—	—	—	$—
	March 2, 2017	$—	$—	$—	18,497	36,994	73,988	—	—	—	$603,000
	March 2, 2017							18,221			$297,000

Timothy J. Simpson		$127,205	$254,410	$508,820	—	—	—	—	—	—	$—
	March 2, 2017	$—	$—	$—	12,472	24,943	49,886	—	—	—	$406,570
	March 2, 2017	$—	$—	$—	—	—	—	12,285	—	—	$200,255

Michael J. de Castro		$140,000	$280,000	$560,000	—	—	—	—	—	—	$—
	March 2, 2017	$—	$—	$—	13,154	26,307	52,614	—	—	—	$428,800
	March 2, 2017	$—	$—	$—	—	—	—	12,957	—	—	$211,200

Derek W. Veenhof		$140,000	$280,000	$560,000	—	—	—	—	—	—	$—
	March 2, 2017	$—	$—	$—	13,154	26,307	52,614	—	—	—	$428,800
	March 2, 2017	$—	$—	$—	—	—	—	12,957	—	—	$211,200

(1)
In March 2017, our Compensation Committee established various levels of performance. The amounts shown in these columns reflect the range of potential payouts for 2017 performance under our annual incentive cash award plan between the "threshold" and "maximum" levels. The amounts shown in the “threshold” column represent the amount of cash award payable at the 50% of "target" level of performance. In addition, there is a "minimum" level of Company performance below the "threshold" which if not attained will result in no cash awards being payable. Please see the “Compensation Discussion and Analysis” in this proxy statement for more information regarding these awards and performance measures.

(2)
The number of shares of Company common stock actually delivered to executive officers at the end of the three year performance period can range from 0% to 200% of the number of target shares awarded, measured against a target of $4.00. If the cumulative Free Cash Flow per share is less than $3.00, then no shares will be issued. If the cumulative Free Cash Flow per share is equal to or above $3.00, then a payout of target shares will begin to be allocated to each participant. To receive 100% of target the Company's cumulative Free Cash Flow per share must be equal to $4.00. Participants can earn up to 200% of target if the Company's cumulative Free Cash Flow per share equals or exceeds $5.00. Awards are interpolated on a straight-line basis for performance results between levels. Please see the "Compensation Discussion and Analysis" in this proxy statement for more information regarding these awards.

(3)
The number of shares shown reflects the 2017 restricted stock awards under the 2014 Equity Award Plan. The restricted stock awards made in 2017 vested ratably over three years, on the basis of continued employment.

(4)
Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The grant date fair value for restricted stock is computed using the closing price of the shares at the grant date. The grant date fair value for the performance-based restricted stock units tied to cumulative Free Cash Flow per share was equal to the closing price of our common stock on the grant date. For our named executive officers, we have assumed for calculating the grant date fair value under FASB ASC Topic 718 that the forfeiture rate was zero.

The following table sets forth the outstanding equity awards held by each of our named executive officers as of December 31, 2017:
Outstanding Equity Awards at Fiscal Year-End 2017

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)
Stephen J. Jones	6,815	(6)	$1,495,853	80,010	(3)	$3,933,695
	26,630	(2)		111,804	(3)
	55,067	(4)		40,949	(5)(8)

Bradford J. Helgeson	2,765	(6)	$503,654	3,002	(7)	$1,869,005
	8,816	(2)		27,500	(7)
	18,221	(4)		26,486	(3)
				36,994	(3)
				16,610	(8)

Timothy J. Simpson	2,825	(6)	$444,081	42,067	(7)	$1,986,342
	11,167	(2)		33,549	(3)
	12,285	(4)		24,943	(3)
				16,976	(8)

Michael J. de Castro	2,839	(9)	$440,769	30,901	(3)	$966,815
	10,285	(2)		26,307	(3)
	12,957	(3)

Derek W. Veenhof	2,538	(6)	$435,682	30,901	(3)	$1,224,540
	10,285	(2)		26,307	(3)
	12,957	(4)		15,250	(8)

(1)	Based on the closing price of our common stock of $16.90 on December 29, 2017, the last trading day of the year, as reported on the New York Stock Exchange.

(2)	Restricted stock vests in two equal installments on March 16, 2018 and March 15, 2019.

(3)
Performance Equity Awards are reflected at target. Actual vesting ranging from 0% to 200% of target will be determined three years after grant based upon the Company's cumulative Free Cash Flow per share against a target of $4.00. See "Compensation Discussion and Analysis" for further detail regarding the vesting of the Performance Equity Awards.

(4)	Restricted stock vests in three equal installments on March 19, 2018, March 18, 2019, and March 15, 2020.

(5)
TSR Equity Awards are reflected at target. Actual vesting ranging from 0% to 200% of target will be determined three years after grant based upon the Company's relative TSR performance against designated peer groups. See "Compensation Discussion and Analysis" for further detail regarding the vesting of the TSR Equity Awards.

(6)	Restricted stock vests on March 19, 2018.

(7)	Growth equity awards vest after a period of at least three years based on successful achievement of specified criteria and confirmation of a bring down calculation by the Compensation Committee.

(8)	As of March 17, 2018, such awards did not vest and have no value.

(9)	Restricted stock vests (or vested) in four equal installments on March 17, 2017, 2018, 2019 and 2020.

The following table sets forth the option exercises and stock vesting for each of our named executive officers during the year ended December 31, 2017:
Option Exercises and Stock Vested During 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Stephen J. Jones	—	$—	20,130	$314,028
Bradford J. Helgeson	—	$—	10,594	$165,266
Timothy J. Simpson	—	$—	11,966	$186,670
Michael J. de Castro	—	$—	6,561	$102,352
Derek W. Veenhof	—	$—	10,760	$167,856

(1)	Amounts reported in this column represent the value of restricted stock awards that vested on March 17, 2017.

Retirement Plans
Pension Benefits
Covanta Energy Savings Plan
The Covanta Energy Savings Plan is comprised of two components: The first component, which we provide to eligible employees, including named executive officers, is a qualified 401(k) retirement plan. All full-time and part-time employees not subject to a collective bargaining agreement are eligible to participate in this plan upon employment. Named executive officers may elect to contribute a fixed percentage of their earnings into this plan, up to the limit prescribed for 2017 by the IRS of $270,000 in annual earnings. We provide a matching contribution of 100% of the first 3% of an individual's eligible earnings, and 50% of the next 2% of such individual's eligible earnings up to the IRS limit. Our matching contributions are immediately vested.
The second component, which we provide eligible employees, including named executive officers, is a qualified defined contribution retirement plan. We contribute to this defined contribution plan an amount equal to 3% of an individual's annual eligible compensation as defined in the plan document up to the IRS annual compensation limit, which was $270,000 in 2017. Contributions to the defined contribution plan vest in equal amounts over a five-year period based on continued employment.

Supplemental Benefit Plan
We maintain a non-qualified supplemental defined benefit plan, relative to the Covanta Energy Pension Plan, a qualified defined benefit pension plan, prior to its termination in 2012. Historically, this non-qualified supplemental benefit provided a benefit equivalent to the Covanta Energy Pension Plan benefit for earnings above the IRS earnings cap.  This non-qualified supplemental plan represents an unfunded obligation to pay a calculated benefit to participating employees as and when they would otherwise have been eligible to receive a benefit under the now-terminated Covanta Energy Pension Plan.  Effective January 1, 2010, we amended our non-qualified supplemental benefit plan to exclude future compensation increases received by eligible participants after December 31, 2009.  Mr. Simpson is the only remaining named executive officer participating in the Supplemental Benefit Plan as of December 31, 2017. Under the Supplemental Benefit Plan, Mr. Simpson has 12.3 years of credited service, and a present value of accumulated benefit of $509,812 based upon actuarial assumptions used to determine the present value of the accumulated benefit at December 31, 2017; a measurement date of December 31, a discount rate of 3.6%, a retirement age of 65 years and the mortality required under the Internal Revenue Code for purposes of calculating lump sums. No amounts were paid out to any named executive officer in 2017.

Severance Plan and Potential Payments upon Termination or Change in Control
Severance Agreements
In February 2010, we adopted the Severance Plan for Covanta Energy Corporation Senior Officers, referred to in this proxy statement as the “Severance Plan.” This plan covers our Chief Executive Officer, Executive Vice Presidents, Regional Vice-Presidents, Senior Vice-Presidents, Chief Accounting Officer and Treasurer.
Change in control arrangements are also covered in the Covanta Holding Corporation Restricted Stock Award Agreement, referred to in this proxy statement as the “Restricted Stock Award Agreement,” the Growth Equity Award Agreement, and the TSR Equity Award Agreement.

Defined Terms in the Severance Plan, Restricted Stock Award Agreement, TSR Equity Award Agreement and Performance Equity Award Agreement
For purposes of the Severance Plan, the Restricted Stock Award Agreement, the Growth Equity Award Agreement, and the TSR Equity Award Agreement and the Performance Equity Award Agreement executed in connection with the award of restricted stock and restricted stock units under the 2014 Equity Plan, the terms “cause,” “change in control,” and “eligible termination of employment” are defined as follows:
“Cause” shall mean, with respect to the termination of an Employee's employment with Covanta and our subsidiaries, referred to as the "Company Group", such Employee's (i) failure or refusal to perform the duties of his or her employment with the Company Group in a reasonably satisfactory manner, (ii) fraud or other act of dishonesty, (iii) serious misconduct in connection with the performance of his or her duties for the Company Group, (iv) material violation of any policy or procedure of the Company Group, (v) conviction of, or plea of nolo contendere to, a felony or other crime or (vi) other conduct that has or reasonably is expected to result in material injury to the business or reputation of any member of the Company Group, in any such case, as determined by the Administrator in his/her sole discretion.
“Change in Control” shall mean the occurrence of any of the following events, each of which shall be determined independently of the others:
(a) any “Person”, other than a holder of at least 10% of our outstanding voting power as of the date of this agreement or plan, becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of a majority of our stock entitled to vote in the election of our directors or the directors or the directors of our subsidiaries;
(b) individuals who are our “Continuing Directors” of Covanta cease to constitute a majority of the members of the Board. For purposes of this definition, “Continuing Directors” shall mean the members of the Board on the date of the agreement or plan, as applicable, provided that any person becoming a member of the Board subsequent to such date whose election or nomination for election was supported by at least a majority of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director;
(c) our stockholders adopt and consummate a plan of complete or substantial liquidation or an agreement providing for the distribution of all or substantially all of our assets or the assets of our subsidiaries;
(d) Covanta is a party to a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, with an unaffiliated third party, unless our business following consummation of such merger, consolidation or other business combination is continued following any such transaction by a resulting entity (which may be, but need not be, Covanta) and our stockholders immediately prior to such transaction hold, directly or indirectly, at least a majority of the voting power of the resulting entity; provided, however, that a merger or consolidation effected to implement a recapitalization of Covanta (or similar transaction) shall not constitute a Change in Control;
(e) there is a Change in Control of Covanta Holding of a nature that is reported in response to item 5.01 of Current Report on Form 8-K or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not we are then subject to such reporting requirements; provided, however, that for purposes of the agreement or plan, as applicable, a Change in Control shall not be deemed to occur if the Person or Persons deemed to have acquired control is a holder of at least 10% of the outstanding voting power as of the date of the agreement or plan, as applicable; or
(f) Covanta consummates a transaction which constitutes a “Rule 13e-3 transaction” (as such term is defined in Rule 13e-3 of the Exchange Act) prior to the termination of the agreement or plan, as applicable.
“Eligible Termination of Employment” shall mean the involuntary termination other than for Cause of an Employee's employment with the Company Group after the Effective Date.

Executive Officer Termination Compensation
Stephen J. Jones has served as President and Chief Executive Officer of the Company since March 2015. The following table shows the potential payments to Mr. Jones upon his termination of employment or a change in control of the Company under the Severance Plan, the Restricted Stock Award Agreement, the TSR Equity Award Agreement, the Performance Equity Award Agreement or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2017. The table excludes vested account balances under the Covanta Energy Savings Plan.

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$30,769	(1)	$30,769	(1)	$1,600,000	(2)	$30,769	(1)	$3,288,750	(2)	$30,769	(1)	$30,769	(1)
Stock Option	$—		$—		$—		$—		$—		$—		$—
Restricted Stock	$—		$—		$—		$—		$1,495,853	(3)(4)	$—		$—
Growth Equity Awards	$—		$—		$—		$—		$—		$—		$—
TSR Awards	$—		$—		$—		$—		$—	(5)	$—		$—
Performance Awards	$—		$—		$—		$—		$2,676,412	(6)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$38,737	(8)	$—		$39,889	(7)	$—		$47,586	(8)
Life Insurance Benefits	$—		$—		$—		$—		$—		$750,000	(9)	$—
Total:	$30,769		$30,769		$1,638,737		$30,769		$7,500,904		$780,769		$78,355

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)
In the event that Mr. Jones’ employment is terminated without cause or as a result of a change in control, he shall be entitled to a severance payment equal to 24 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 24 months. If the termination is a result of a change in control, Mr. Jones is also entitled to two times his average annual cash bonus for the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)
If Mr. Jones' termination is a result of a change in control as defined in the respective award agreements, all unvested options, shares of restricted stock or other equity awards then held by the named executive officer shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)
Represents the value of accelerated unvested stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. Jones by $16.90, the closing price of our common stock on the New York Stock Exchange on December 29, 2017, the last trading day of the year.

(5)
Pursuant to the TSR Equity Award Agreement, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(6)
Pursuant to the Performance Equity Award Agreement, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the cumulative Free Cash Flow per share performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(7)
Pursuant to the Severance Plan, provided Mr. Jones' employment is terminated without cause or as a result of a change in control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 24 months.

(8)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Jones meets the definition of “disabled” pursuant to that policy.

(9)	Reflects the estimated present value of the proceeds payable to Mr. Jones' beneficiaries upon his death.

Bradford J. Helgeson has served as our Executive Vice President and Chief Financial Officer since November 2013. The following table shows the potential payments to Mr. Helgeson upon his termination of employment or a change in control of the Company under the Severance Plan, the Restricted Stock Award Agreement, the TSR Equity Award Agreement, the Performance Equity Award Agreement or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2017. The table excludes vested account balances under the Covanta Energy Savings Plan.

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$17,308	(1)	$17,308	(1)	$675,000	(2)	$17,308	(1)	$874,500	(2)	$17,308	(1)	$17,308	(1)
Stock Option	$—		$—		$—		$—		$—		$—		$—
Restricted Stock	$—		$—		$—		$—		$503,654	(3)(4)	$—		$—
Growth Equity Awards	$—		$—		$—		$—		$611,609	(3)(5)	$—		$—
TSR Awards	$—		$—		$—		$—		$—	(6)	$—		$—
Performance Awards	$—		$—		$—		$—		$885,766	(7)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$18,771	(8)	$—		$19,808	(8)	$—		$29,558	(9)
Life Insurance Benefits	$—		$—		$—		$—		$—		$900,000	(10)	$—
Total:	$17,308		$17,308		$693,771		$17,308		$2,895,337		$917,308		$46,866

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)
In the event that Mr. Helgeson’s employment is terminated without cause or good reason or as a result of a change in control, he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)
If Mr. Helgeson’s termination is a result of a change in control as defined in the respective award agreements, all unvested shares of restricted stock or other equity awards then held by Mr. Helgeson shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)
Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. Helgeson by $16.90, the closing price of our common stock on the New York Stock Exchange on December 29, 2017, the last trading day of the year.

(5)
Represents the value of accelerated unvested growth equity awards and corresponding unvested cash dividends calculated by multiplying the number of shares of unvested growth equity awards held by Mr. Helgeson by $16.90, the closing price of our common stock on the New York Stock Exchange on December 29, 2017, the last trading day of the year.

(6)
Pursuant to the TSR Equity Award Agreement, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(7)
Pursuant to the Performance Equity Award Agreement, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the cumulative Free Cash Flow per share performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(8)
Pursuant to the Severance Plan, provided Mr. Helgeson's employment terminated without cause or good reason or as a result of a Change in Control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.

(9)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Helgeson meets the definition of “disabled” pursuant to that policy.

(10)	Reflects the estimated present value of the proceeds payable to Mr. Helgeson’s beneficiaries upon his death.

Timothy J. Simpson has served as our Executive Vice President, General Counsel and Secretary since November 2007. The following table shows the potential payments to Mr. Simpson upon his termination of employment or a change in control of the Company under the Severance Plan, the Restricted Stock Award Agreement, the TSR Equity Award Agreement, the Performance Equity Award Agreement or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2017. The table excludes vested account balances under the 1) Covanta Energy Savings Plan and 2) Covanta Energy Pension Plan*.

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$15,054	(1)	$15,054	(1)	$587,100	(2)	$15,054	(1)	$763,088	(2)	$15,054	(1)	$15,054	(1)
Stock Option	$—		$—		$—		$—		$—		$—		$—
Restricted Stock	$—		$—		$—		$—		$444,081	(3)(4)	$—		$—
Growth Equity Awards	$—		$—		$—		$—		$993,552	(3)(5)	$—		$—
TSR Awards	$—		$—		$—		$—		$—	(6)	$—		$—
Performance Awards	$—		$—		$—		$—		$840,454	(7)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$29,053	(8)	$—		$29,955	(8)	$—		$47,586	(9)
Life Insurance Benefits	$—		$—		$—		$—		$—		$783,000	(10)	$—
Total:	$15,054		$15,054		$616,153		$15,054		$3,071,130		$798,054		$62,640

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)
In the event that Mr. Simpson’s employment is terminated without cause or good reason or as a result of a change in control, he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)
If Mr. Simpson’s termination is a result of a change in control as defined in the respective award agreements, all unvested options, shares of restricted stock or other equity awards then held by Mr. Simpson shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)
Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. Simpson by $16.90, the closing price of our common stock on the New York Stock Exchange on December 29, 2017, the last trading day of the year.

(5)
Represents the value of accelerated unvested growth equity awards and corresponding unvested cash dividends calculated by multiplying the number of shares of unvested growth equity awards held by Mr. Simpson by $16.90, the closing price of our common stock on the New York Stock Exchange on December 29, 2017, the last trading day of the year.

(6)
Pursuant to the TSR Equity Award Agreement, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(7)
Pursuant to the Performance Equity Award Agreement, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the cumulative Free Cash Flow per share performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(8)
Pursuant to the Severance Plan, provided Mr. Simpson’s employment terminated without cause or good reason or as a result of a change in control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.

(9)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Simpson meets the definition of “disabled” pursuant to that policy.

(10)	Reflects the estimated present value of the proceeds payable to Mr. Simpson’s beneficiaries upon his death.

* Mr. Simpson has a vested interest in the Covanta Energy Pension Plan.  In the event of a termination for any reason, he was entitled as of December 31, 2017 to the value of his non-qualified benefit of $509,812.

Michael J. de Castro has served as Executive Vice President, Supply Chain since July 2015. The following table shows the potential payments to Mr. de Castro upon his termination of employment or a change in control of the Company under the Severance Plan, the Restricted Stock Award Agreement, the TSR Equity Award Agreement, the Performance Equity Award Agreement or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2017. The table excludes vested account balances under the Covanta Energy Savings Plan.

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$15,385	(1)	$15,385	(1)	$600,000	(2)	$15,385	(1)	$770,625	(2)	$15,385	(1)	$15,385	(1)
Stock Option	$—		$—		$—		$—		$—		$—		$—
Restricted Stock	$—		$—		$—		$—		$440,769	(3)(4)	$—		$—
Growth Equity Awards	$—		$—		$—		$—		$—		$—		$—
TSR Awards	$—		$—		$—		$—		$—		$—		$—
Performance Awards	$—		$—		$—		$—		$816,927	(5)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$29,053	(6)	$—		$29,974	(6)	$—		$47,586	(7)
Life Insurance Benefits	$—		$—		$—		$—		$—		$800,000	(8)	$—
Total:	$15,385		$15,385		$629,053		$15,385		$2,058,295		$815,385		$62,971

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)
In the event that Mr. de Castro’s employment is terminated without cause or good reason or as a result of a change in control, he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)
If Mr. de Castro's termination is a result of a change in control as defined in the respective award agreements, all unvested options, shares of restricted stock or other equity awards then held by Mr. de Castro shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)
Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. de Castro by $16.90, the closing price of our common stock on the New York Stock Exchange on December 29, 2017, the last trading day of the year.

(5)
Pursuant to the Performance Equity Award Agreement, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the cumulative Free Cash Flow per share performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(6)
Pursuant to the Severance Plan, provided Mr. de Castro's employment terminated without cause or good reason or as a result of a change in control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.

(7)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. de Castro meets the definition of “disabled” pursuant to that policy.

(8)	Reflects the estimated present value of the proceeds payable to Mr. de Castro’s beneficiaries upon his death.

Derek W. Veenhof has served as our Executive Vice President, Sustainable Solutions since November 2013. The following table shows the potential payments to Mr. Veenhof upon his termination of employment or a change in control of the Company under the Severance Plan, the Restricted Stock Award Agreement, the TSR Equity Award Agreement, the Performance Equity Award Agreement or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2017. The table excludes vested account balances under the Covanta Energy Savings Plan.

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$15,385	(1)	$15,385	(1)	$600,000	(2)	$15,385	(1)	$770,625	(2)	$15,385	(1)	$15,385	(1)
Stock Option	$—		$—		$—		$—		$—		$—		$—
Restricted Stock	$—		$—		$—		$—		$435,682	(3)(4)	$—		$—
Growth Equity Awards	$—		$—		$—		$—		$—		$—		$—
TSR Awards	$—		$—		$—		$—		$—	(5)	$—		$—
Performance Awards	$—		$—		$—		$—		$816,927	(6)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$29,053	(7)	$—		$29,974	(7)	$—		$47,586	(8)
Life Insurance Benefits	$—		$—		$—		$—		$—		$800,000	(9)	$—
Total:	$15,385		$15,385		$629,053		$15,385		$2,053,208		$815,385		$62,971

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)
In the event that Mr. Veenhof’s employment is terminated without cause or good reason or as a result of a Change in Control (as defined therein), he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)
If Mr. Veenhof’s termination is a result of a change in control as defined in the respective award agreements, all unvested options, shares of restricted stock or other equity awards then held by Mr. Veenhof shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)
Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. Veenhof by $16.90, the closing price of our common stock on the New York Stock Exchange on December 29, 2017, the last trading day of the year.

(5)
Pursuant to the TSR Equity Award Agreement, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(6)
Pursuant to the Performance Equity Award Agreement, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the cumulative Free Cash Flow per share performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(7)
Pursuant to the Severance Plan, provided Mr. Veenhof’s employment terminated without cause or good reason or as a result of a Change in Control (as defined therein), he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.

(8)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Veenhof meets the definition of “disabled” pursuant to that policy.

(9)	Reflects the estimated present value of the proceeds payable to Mr. Veenhof’s beneficiaries upon his death.

Restrictive Covenants
Our obligation to vest restricted stock grants under the Restricted Stock Award Agreement and Performance Equity Award Agreement is conditioned upon each applicable officer complying with his continuing obligations under the restrictive covenants relating to confidentiality, non-competition and non-solicitation of customers and employees and the execution of a standard form of general release.
The Restricted Stock Award Agreement and Performance Equity Award Agreement contains non-compete, non-solicitation and confidentiality provisions. As set forth in each such agreement, the restrictive covenants survive termination of employment for the periods stated in the Severance Plan as set forth below:

Named Executive Officer	Restrictive Covenant	Survival Period
Stephen J. Jones	Non-Compete	24 months
	Non-Solicit Customers	24 months
	Non-Solicit Employees	24 months
	Confidentiality	60 months

Bradford J. Helgeson, Michael J. de Castro, Timothy J. Simpson, Derek W. Veenhof	Non-Compete	18 months
	Non-Solicit Customers	18 months
	Non-Solicit Employees	18 months
	Confidentiality	60 months
Compensation Committee Interlocks and Insider Participation
None of Mr. Bynoe (Chair), Mr. Silberman or Ms. Smith, the persons who served as members of the Compensation Committee in 2017, were, during that year or previously, an officer or employee of ours or any of our subsidiaries or had any other relationship requiring disclosure herein.

Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship between the annual total compensation of our employees and the annual total compensation of Stephen J. Jones, our President and Chief Executive Officer.

•	The median of the annual total compensation of all employees of our company (other than the Chief Executive Officer) in 2017 was $95,628.

•	The annual total compensation of our Chief Executive Officer in 2017 as reported in the Summary Compensation Table included elsewhere in this Proxy Statement was $4,375,800.

•	The resulting ratio of the CEO’s annual total compensation to the annual total compensation of our median employee is 46:1.
The ratio stated above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. It was based on the methodologies, assumptions and estimates described below and is not necessarily comparable to the ratios reported by other companies.
We identified our median employee based on compensation paid during 2017 to 3,534 of our U.S.-based employees, other than our Chief Executive Officer, who were employed by us on December 31, 2017. We considered any person to whom we delivered a Form W-2 Wage and Tax Statement for services performed in 2017 to be a U.S.-based employee, and this group included full-time, part-time and temporary workers. In accordance with the “de minimis” exemption provided in Item 402(u) of Regulation S-K, we excluded from consideration all 173 of our non-U.S. employees who performed a service in 2017, representing approximately 4.90% of our total U.S. and non-U.S. workforce. The excluded employees work in the following jurisdictions: Canada (100), Ireland (55), China (17) and the United Kingdom (1). We did not exclude from consideration any U.S. employees who joined our company during the year as the result of a business acquisition or combination.
For purposes of determining the compensation paid to the employees under consideration, we used earnings subject to Medicare tax as reported in Box 5, “Medicare wages and tips,” on the 2017 Form W-2 for each non-excluded employee who was employed by us on December 31, 2017. We did not annualize the compensation of anyone who was employed by us for only part of the year.
Using this methodology, we determined that the “median employee” was a full-time hourly Operator of one of our subsidiaries in the Operations Department. Once we made this determination, we then determined the median employee’s total compensation in the same manner that we determined the total compensation of our named executive officers for purposes of the Summary Compensation Table. The median employee’s total compensation for 2017 consisted of the following elements: salary, an annual cash incentive earned in 2017 and paid in March 2018, matching contribution into the 401(k) savings plan, Company contribution to the defined contribution plan and life insurance premiums paid by the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth information, as of March 12, 2018 unless otherwise specified, concerning:

•
beneficial ownership of our common stock by (1) SZ Investments together with its affiliates EGI-Fund (05-07) and Chai Trust Company, LLC, referred to as "Chai Trust"; (2) The Vanguard Group; and (3) BlackRock, Inc., which are the only beneficial owners known to us of 5% or more of our common stock; and

•
beneficial ownership of our common stock by (1) all of our current directors, (2) those executive officers named in the Summary Compensation Table included in this proxy statement, referred to as the “named executive officers” in this proxy statement, and (3) all of our current directors and executive officers together as a group.

As of March 12, 2018, the Company had 130,992,568 shares of common stock outstanding. The number of shares beneficially owned by each entity, person, current director or named executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares which the individual has the right to acquire within 60 days after the date of this table, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse or dependent children within his or her household, with respect to the shares set forth in the following table. Unless otherwise indicated, the address for all current executive officers and directors is c/o Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960.
Equity Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percent of Class
SZ Investments L.L.C.(1)	12,949,182	9.9%
Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606
The Vanguard Group (2)	10,207,110	7.8%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.(3)	9,112,688	6.9%
55 East 52nd Street, New York, NY 10055
Fuller & Thaler Asset Management, Inc. (4)	7,423,641	5.6%
411 Borel Avenue, Suite 300, San Mateo, CA 94402

(1)	Based on a Schedule 13D/A filed with the SEC on July 29, 2014, this includes the shares owned as follows:
(a) 10,921,682 shares that SZ Investments beneficially owns with shared voting and dispositive power; (b) 2,027,500 shares that EGI-Fund (05-07) beneficially owns with shared voting and dispositive power; and (c) all 12,949,182 shares listed in the preceding (a) and (b) as beneficially owned by SZ Investments and EGI-Fund (05-07), are also beneficially owned by Chai Trust with shared voting and dispositive power. Chai Trust is the managing member of EGI-Fund (05-07). SZ Investments is each indirectly controlled by various trusts established for the benefit of Samuel Zell and members of his family, the trustee of each of which is Chai Trust. Mr. Zell is not a director of Chai Trust and thus disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. The addresses of each of EGI-Fund (05-07) and Chai Trust are as set forth in the table above for SZ Investments.
Mr. Zell is the Chairman of EGI Division. Mr. Zell is an officer of EGI-Fund (05-07) and SZ Investments. Mr. Zell was elected as our Chairman of the Board in September 2005 and he also previously served as a director from 1999 to 2004 and as our Chairman of the Board from July 2002 to October 2004, when he did not stand for re-election. In addition, Mr. Zell was our President and Chief Executive Officer from July 2002 until his resignation in April 2004.

(2)
Based on a Schedule 13G/A filed with the SEC on February 9, 2018, The Vanguard Group, Inc. has sole voting power with respect to 231,787 shares of our common stock; shared voting power with respect to 15,912 shares of our common stock; sole dispositive power with respect to 9,969,799 shares of our common stock and shared dispositive power with respect to 237,311 shares of our common stock.

(3)
Based on a Schedule 13G filed with the SEC on February 1, 2018, BlackRock, Inc., in its role as a holding company or control person has sole voting power with respect to 8,844,598 of these shares of our common stock and sole dispositive power with respect to 9,112,688 of these shares of our common stock.

(4)
Based on a Schedule 13G filed with the SEC on February 14, 2018, Fuller & Thaler Asset Management, Inc., is deemed to be the beneficial owner of 7,423,641 shares of our common stock pursuant to separate arrangements whereby it acts as investment advisor to certain persons.

Equity Ownership of Directors and Management

Name	Number of Shares Beneficially Owned		Stock Units (1)	Approximate Percent of Class
David M. Barse	98,960		15,041	*
Ronald J. Broglio	8,672		—	*
Peter C.B. Bynoe	75,122		14,617	*
Michael J. de Castro	51,557		—	*
Linda J. Fisher	40,157		11,643	*
Bradford J. Helgeson	29,802		—	*
Joseph M. Holsten	127,538	(2)	15,041	*
Stephen J. Jones	257,232		73,514	*
Danielle Pletka	—		9,918	*
Michael W. Ranger	40,000		13,529	*
Robert S. Silberman	100,000		11,643	*
Timothy J. Simpson	105,840		—	*
Jean Smith	101,784		3,398	*
Derek W. Veenhof	80,416		—	*
Samuel Zell	13,112,263	(3)	66,106	10.0%
All Executive Officers and Directors as a group (18 persons)	14,323,161		—	10.9%
* Percentage of shares beneficially owned does not exceed 1% of the outstanding common stock.

(1)
Represents the number of shares of common stock payable to a non-employee director pursuant to time-based restricted stock units when the director leaves the Board (assuming all such units have vested) based on deferrals made by such directors. None of these deferred stock units have voting rights.

(2)	Includes shares underlying currently exercisable options held by Mr. Holsten to purchase 25,000 shares of common stock at an exercise price of $20.58 per share.

(3)
Mr. Zell disclaims beneficial ownership as to (a) 10,921,682 shares beneficially owned by SZ Investments, 8,275,682 of which shares are pledged as security to loans and (b) 2,027,500 shares beneficially owned by EGI Fund 05-07, 883,739 of which shares are pledged as security to loans. SZ Investments and EGI Fund 05-07 are each indirectly controlled by various trusts established for the benefit of Mr. Zell and members of his family, the trustee of each of which is Chai Trust. Mr. Zell is not a director or officer of Chai Trust and thus disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. Also, Mr. Zell disclaims beneficial ownership as to 25,418 shares beneficially owned by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, Mr. Zell’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other of our equity securities. Executive officers, directors and greater than ten percent stockholders are required by Federal securities regulations to furnish us with copies of all Section 16(a) forms they file.
Based upon a review of filings with the SEC and/or written representations from certain reporting persons, we believe that all of our directors, executive officers and other Section 16 reporting persons complied during 2017 with the reporting requirements of Section 16(a).

Equity Compensation Plans
The following table sets forth information regarding the number of our securities that could be issued upon the exercise of outstanding options, the weighted average exercise price of those options in the Covanta Holding Corporation 2014 Equity Award Plan (the "Plan") and the number of securities remaining for future issuance under the Plan as of December 31, 2017:

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (C)
Equity compensation plans approved by security holders	225,000	$24.30	4,226,233
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	225,000	$24.30	4,226,233

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Audit Committee or a special committee of the Board composed solely of disinterested directors formed for such purpose are responsible for review of “related person transactions” between us and related persons and making determinations regarding and/or approving and authorizing such transactions, or at their discretion, making a recommendation with respect to such related person transactions to the Board. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of the Company since the beginning of the last fiscal year and their immediate family members. These related person transactions apply to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.
Our Policy of Business Conduct, which contains certain provisions setting out conflicts of interest and related party standards, applies to all of our employees, including each of our executive officers, and directors. Our Policy of Business Conduct provides that it is the responsibility of each of our executive officers and directors to advise us, through our general counsel, of any affiliation with public or privately held businesses or enterprises that may create a potential conflict of interest, potential embarrassment to us or possible inconsistency with our policies or values. We solicit information quarterly from our directors and executive officers in order to monitor potential conflicts of interest. Any nominee for director is also requested to provide us the forgoing information. It is the policy of the Board and of the Audit Committee to apply the standards set forth in our Policy of Business Conduct and under applicable Delaware corporate law and applicable SEC and New York Stock Exchange rules and regulations in reviewing related person transactions and determining whether or not such transactions are reasonable and fair to us.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee is composed of three directors. Each of the current directors is independent as defined by the New York Stock Exchange listing standards. The Audit Committee operates under a written charter and key practices approved by the Board. A copy of the charter and key practices is available on the Company's website at www.covanta.com.
Management is responsible for establishing and maintaining adequate internal controls and for the public reporting process with respect to the Company's financials. Ernst & Young LLP, a registered independent public accounting firm and the Company's independent auditors for 2017, is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.
The Audit Committee oversee Ernst & Young LLP's work and, at least annually, determines its compensation, evaluates its performance and assess its independence. Ernst & Young LLP reports directly to the Audit Committee, and the Audit Committee retains the authority to terminate the relationship at any time.
In connection with these responsibilities, the Audit Committee met with management and Ernst & Young LLP to review and discuss the December 31, 2017 audited consolidated financial statements. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees. In addition, the Committee has received written material addressing Ernst & Young LLP's internal quality control procedures and other matters, as required by the NYSE listing standards. The Audit Committee also received written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the PCAOB (Communications with Audit Committees Concerning Independence), and the Audit Committee discussed with Ernst & Young LLP the firm's independence. The Audit Committee has concluded that Ernst & Young LLP's provision of audit and non-audit services is compatible with Ernst & Young LLP's independence.
The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act. The committee periodically meets with the internal and independent auditors, with and without management present, and in private sessions with members of senior management (such as the chief financial officer and the chief accounting officer) to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. The committee also periodically meets in executive session. In this context, the Committee met four times during the fiscal year ended December 31, 2017.
Based upon the Audit Committee's discussions with management and Ernst & Young LLP, and the Audit Committee's review of the representations of management and Ernst & Young LLP, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.
MICHAEL W. RANGER (CHAIR)
DAVID M. BARSE
JEAN SMITH

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES
The following table shows the aggregate fees that we incurred for audit, audit-related, tax and other services rendered by Ernst & Young LLP for the years ended December 31, 2017 and 2016 (in thousands of dollars):

	2017	2016
Audit Fees	$5,357	$4,486
Tax Fees	126	582
All Other Fees	2	2
Total	$5,485	$5,070

Audit Fees.    This category includes the fees for professional services performed by Ernst & Young LLP for the audit of our annual consolidated financial statements, the audit of internal control over financial reporting, reviews of condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q. For 2017, this category includes services that are normally provided by Ernst & Young LLP in connection with our regulatory filings.
 Tax Fees.    This category consists of fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning.
All Other Fees.    This category consists of fees for any other products or services provided by Ernst & Young LLP not described above. The services for fees in 2017 and 2016 under this category are related to licensed accounting research software.
Audit Committee’s Pre-Approval Policies and Procedures
Our Audit Committee Charter and Audit Committee Key Practices require the Audit Committee to pre-approve all permitted non-audit services. It is the Audit Committee's practice to restrict the non-audit services that may be provided to us by our independent registered public accounting firm primarily to tax services and merger and acquisition due diligence and integration services, and then only when the services offered by the auditor's firm are more effective or economical than services available from other providers, and, to the extent possible, only after competitive bidding for such services.
The Audit Committee has established an Audit and Non-Audit Service Pre-Approval Policy, referred to as the “Pre-Approval Policy,” for all permitted work our independent registered public accounting firm may perform for us. The Pre-Approval Policy provides for the general approval of specific types of services and gives detailed guidance as to the specific types of services eligible for general pre-approval within each of the specifically designated categories of services and provides for maximum dollar amounts for such pre-approved services. Any additional services not described in the Pre-Approval Policy or otherwise exceeding the maximum dollar amounts prescribed by the Pre-Approval Policy for that specified year will require the further advance review and approval of the Audit Committee. Pre-approval of services is generally provided for up to one year. The Audit Committee has delegated the authority to grant any such additional required approval to its Chair between meetings of the Audit Committee, provided that the Chair reports the details of the exercise of any such delegated authority at the next meeting of the Audit Committee. The Pre-Approval Policy prohibits the Audit Committee from delegating to our management the Audit Committee's responsibilities to pre-approve services performed by the independent registered public accounting firm.
One hundred percent of the services generating fees in 2017 and 2016 were pre-approved in accordance with the Pre-Approval Policy. In pre-approving these services, the Audit Committee did not rely on the de minimis exception to the SEC pre-approval requirements applicable to audit-related, tax and all other permitted non-audit services.

PROPOSALS BY STOCKHOLDERS
In order for a proposal of a stockholder to be included in the proxy statement and form(s) of proxy relating to our 2019 annual meeting, the proposal must be received by us at our principal executive offices no later than November 25, 2018. Stockholders wishing to submit proposals or director nominations at our 2019 annual meeting that are not to be included in our proxy statement materials must deliver proposals to our principal executive offices no earlier than January 3, 2019 and no later than February 2, 2019. All stockholder proposals should be directed to the attention of our Secretary at our principal offices as set forth on the first page of this proxy statement.
Timely receipt of a stockholder's proposal will satisfy only one of various conditions established by the SEC for inclusion in our proxy materials and for compliance with our Bylaws.

INCORPORATION BY REFERENCE
The Audit Committee Report (including reference to the independence of the members of the Audit Committee) is not deemed to be filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference.

By Order of the Board of Directors
COVANTA HOLDING CORPORATION

TIMOTHY J. SIMPSON
Secretary
Dated: March 23, 2018

ANNUAL MEETING OF STOCKHOLDERS OF
Covanta Holding Corporation
May 3, 2018

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

COMPANY NUMBER

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.	ACCOUNT NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K are available at http://www.astproxyportal.com/ast/01602/
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

■	21103030000000000000 9		050318
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. The Board of Directors recommend a vote “FOR” the election of the listed nominees as Directors for a term of one year.			The Board of Directors recommend you vote “FOR” the following proposals:
				FOR	AGAINST	ABSTAIN
		NOMINEES:	2. To ratify the appointment of Ernst & Young LLP as Covanta Holding Corporation’s independent registered public accounting firm for the 2018 fiscal year.	☐	☐	☐
☐	FOR ALL NOMINEES	O David M. Barse O Ronald J. Broglio O Peter C.B. Bynoe
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Linda J. Fisher O Joseph M. Holsten		FOR	AGAINST	ABSTAIN
☐	FOR ALL EXCEPT (See instructions below)	O Stephen J. Jones O Danielle Pletka O Michael W. Ranger O Robert S. Silberman O Jean Smith	3. An advisory vote on executive compensation.	☐	☐	☐
O Samuel Zell

NOTE: Consider such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
YOUR VOTE IS IMPORTANT!
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			PLEASE VOTE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■
Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

COVANTA HOLDING CORPORATION
Proxy for Annual Meeting of Stockholders Solicited on Behalf of the Board of Directors
The undersigned stockholder of Covanta Holding Corporation, a Delaware corporation (the “Company”), hereby appoints STEPHEN J. JONES and TIMOTHY J. SIMPSON, or either of them, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held on May 3, 2018, at 11:00 A.M., Eastern Daylight Time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Meeting and otherwise to represent the undersigned at the Meeting with all powers possessed by the undersigned if personally present at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to the Meeting.
The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side hereof. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director as described in the Proxy Statement and "FOR" Proposals 2 and 3 listed in this proxy and as described in the Proxy Statement. The proxy holders are authorized to vote in their discretion on any other matter that may properly come before the Meeting or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

¢	1.1	14475	¢